Exhibit 10.9

LOAN AND SECURITY AGREEMENT

between

XACTLY CORPORATION

and

WELLINGTON FINANCIAL LP

dated as of

May 31, 2013

LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of May 31, 2013, by and among XACTLY CORPORATION a corporation duly organized and validly existing under the laws of the Delaware (“Borrower” or the “Company”) and WF FUND IV LIMITED PARTNERSHIP (c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV) (“Lender”).

Borrower has requested that Lender extend credit to it in a maximum aggregate principal amount of Twelve Million Dollars ($12,000,000) for general corporate purposes. Lender is willing to extend such credit on and subject to the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I.

INTERPRETATION

Section 1.01.	Definitions

In this Agreement:

“Account Debtor” has the meaning given to such term in the UCC;

“Accounts” has the meaning given to such term in the UCC;

“Additional Documents” has the meaning attributed thereto in Section 4.05;

“Agreement,” “hereto,” “herein,” “hereof,” “hereby,” “hereunder,” and any similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof, and include any and every instrument supplemental hereto or amending or replacing any part hereof;

“Borrower” has the meaning attributed thereto in the preamble to this Agreement;

“Business Day” means a day other than a Saturday, Sunday or any other day on which banks located in the City of Toronto, Province of Ontario and/or San Francisco, California are not open for business;

“Budget” means the budget of Borrower approved by Borrower’s board of directors for the given period;

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation;

“Change of Control” means, unless otherwise waived in writing by Lender, (a) the direct or indirect sale, transfer, assignment, exchange, lease, release, license or other disposition to a third party by Borrower of all or substantially all of the assets (including any Intellectual Property) of

Borrower and/or any Subsidiary, in bulk, out of the ordinary course of business or inconsistent with past practice (other than, in each case, in connection with an internal reorganization involving Borrower); (b) any direct or indirect event or transaction, including any merger, consolidation, combination, partnership, joint venture or any issuance of or change in any shares or of any right, privilege or option to acquire shares, in the capital of Borrower, as a result of which the Existing Shareholders do not collectively own more than 50% of the issued and outstanding shares in the capital of Borrower, on a fully diluted basis, or Control the resulting successor of Borrower, or the acquisition by a purchaser or group of purchasers, of 50% or more of voting securities or instruments exchangeable for or convertible into voting securities of Borrower, on a fully diluted basis; (c) if anyone other than the Existing Shareholders gains the ability to elect a majority of the board of directors of Borrower or the board of directors of any Subsidiary is not Controlled by Borrower; (d) if a Guarantor ceases to be a wholly-owned subsidiary of Borrower or, without the consent of Lender, not to be unreasonably withheld, any other Subsidiary ceases to be Controlled by Borrower, other than as a result of an amalgamation with Borrower or any other Subsidiary; or (e) if there is an indirect event or transaction similar to the events or transactions described above which has the same result or effect as the events or transactions described above or any Person or group of Persons other than the Existing Shareholders, have the right or ability to effectively control the management and/or operations of the business of Borrower or any of the Subsidiaries. For the purposes hereof, “Existing Shareholders” means, at any time, the shareholders of Borrower immediately prior to the Change of Control and any affiliated entities thereof;

“Chattel Paper” has the meaning given to such term in the UCC;

“Closing Date” means the date on which the initial extension of credit hereunder is made;

“Closing Fee” has the meaning attributed thereto in Section 2.03;

“Code” means the Internal Revenue Code of 1986, as amended;

“Collateral” has the meaning attributed thereto in Section 4.01;

“Collateral Access Agreement” means an agreement in form and substance reasonably acceptable to Lender with any Person who holds an interest in the real property in which any Equipment or Inventory of Borrower is located.

“Collections” means all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrower;

“Commercial Tort Claim” has the meaning given to such term in the UCC;

“Company” has the meaning attributed thereto in the preamble to this Agreement;

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise; “Controlling”, “Controlled” and “Controls” have meanings correlative thereto;

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by Borrower and the applicable securities intermediary or bank, which agreement is sufficient to give Lender “control” over the subject securities account, DDA or investment property under the UCC;

“DDA” means any checking account, demand deposit account or other “deposit account” (as such term is defined from time to time in the UCC) maintained by Borrower;

“Default” means any event specified in Section 8.01 hereof, whether or not any requirement in connection with such event for the giving of notice, lapse of time or happening of any further condition has been satisfied;

“Disposition” means any sale, assignment, transfer or other disposition of any Property (whether now owned of hereafter acquired) by Borrower or any of its Subsidiaries to any other Person excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and consistent with past practices;

“Document” has the meaning given to such term in the UCC;

“EBITDA” means, with respect to any period, the net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus in each case to the extent deducted in the calculation of such net income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) the aggregate amount of interest required to be paid or accrued during such period on all Indebtedness of Borrower and its Subsidiaries outstanding during such period, plus (iv) non-cash items (including non-cash stock-based compensation expense and purchase accounting adjustments) plus (v) extraordinary, nonrecurring or unusual items, and minus, capitalized research and development costs, and minus, to the extent added in computing such net income, and without duplication, all extraordinary and non-recurring gains for such period, all as determined in accordance with GAAP and consistent with past practices;

“Environmental Claim” means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes;

“Equipment” has the meaning given to such term in the UCC;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time;

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(1 1) of ERISA and Section 412(c)(1 1) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member;

“ERISA Event” means any of the following events or conditions:

(a) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(b) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;

(c) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(d) the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(e) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; or

(f) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of such Sections;

“Event of Default” has the meaning attributed thereto in Article VIII;

“Excluded Subsidiaries” means each of Borrower’s Subsidiaries that is a Foreign Subsidiary, including Borrower’s Subsidiaries in India and the United Kingdom, except, in each case, to the extent that any, such Subsidiary either (i) holds ten percent (10%) or more of the consolidated assets of Borrower and its Subsidiaries, or (ii) has gross income or revenues of more ten percent (10%) or more of Borrower’s and its Subsidiaries’ consolidated gross income or revenue;

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provision that is substantially similar and not materially more burdensome to comply with), and any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and, for the avoidance of doubt, any intergovernmental agreement entered into in respect of the foregoing;

“Financing Documents” means this Agreement, the Warrant, the Term Loan Note, the Operating Loan Note, the Subordination Agreement, the Security Documents, all Additional Documents, and any other document, instrument or agreement now or hereafter entered into in connection with the Loans, the Secured Obligations or the Collateral;

“Fixtures” has the meaning given to such term in the UCC;

“Foreign Subsidiary” means a Subsidiary not organized under the laws of the United States or any territory thereof;

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as in effect from time to time.

“General Intangibles” has the meaning given to such term in the UCC;

“Goods” has the meaning given to such term in the UCC;

“Guarantors” means any Person guarantying Borrower’s performance under the Financing Documents (which shall not include applicable Excluded Subsidiaries), and each of them is hereinafter referred to as a “Guarantor”;

“Hazardous Materials” has the meaning attributed thereto in Section 5.14; “Inactive Subsidiaries” has the meaning attributed thereto in Section 5.02;

“Indebtedness” of Borrower or any of its Subsidiaries, as the case may be, means, without duplication:

(a) all of its indebtedness for or in respect of borrowed money, credit or other financial accommodation, including liabilities and obligations with respect to letters of credit, letters of guarantee, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of Borrower or any Subsidiary;

(b) all of its indebtedness constituting the deferred purchase price for or in respect of the purchase or acquisition price of property or services, whether or not recourse is limited to the repossession and sale of any such property;

(c) all obligations under any lease entered into as lessee which would be classified as a capital lease in accordance with GAAP;

(d) all obligations of it to purchase, redeem, retract or otherwise acquire any securities issued by Borrower or any Subsidiary where such obligation has been exercised or otherwise become payable;

(e) all debt or any other debt which is directly or indirectly guaranteed by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries has agreed to purchase or otherwise acquire or in respect of which Borrower or any of its Subsidiaries has otherwise assured a creditor against loss;

but “Indebtedness” shall not include unsecured trade debt incurred in the ordinary course of business, issued share capital or surplus, reserves for deferred taxes or general contingencies, minority interests in Subsidiaries, nor any contingent liabilities in connection with contracts entered into in the ordinary course of business;

“Indemnified Taxes” has the meaning given such term in Section 3.07(b);

“Instruments” has the meaning given to such term in the UCC;

“Intellectual Property” means the following properties and assets owned or held or in which the applicable Person otherwise has any interest, now existing or hereafter acquired or arising:

(a) all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, all rights to sue for past, present or future infringement thereof; all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(b) all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, and all other rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;

(c) all state and provincial (including common law), federal and foreign trade-marks, service, marks and trade names, and applications for registration of such trademarks, service marks and tradenames, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;

(d) all technology created, developed or acquired by the assignor, trade secrets, trade dress, trade styles, logos, other sources of business identifiers, mask-works, mask-work registrations, mask-work applications, software, proprietary or confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, techniques, research, studies, algorithms, formulae, databases, quality control procedures, product, service and technical specifications and data, operating, production and quality control manuals, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs;

(e) all domain names, internet protocol addresses and uniform resource locators used in the business and all applications, registrations and rights therein and thereto;

(f) the entire goodwill of or associated with the businesses now or hereafter conducted connected with and symbolized by any of the aforementioned properties and assets; and

(g) all accounts, all intangible intellectual or other similar property and other general intangibles associated with or arising out of any of the aforementioned properties and assets and not otherwise described above;

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the date hereof between Borrower and Lender;

“Inventory” has the meaning given to such term in the UCC;

“Investment Property” has the meaning given to such term in the UCC;

“Law” means any statute, law, ordinance, regulation, rule, order, writ, injunction or decree of any Tribunal;

“Lender” has the meaning attributed thereto in the preamble to this Agreement;

“Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Financing Documents that are paid or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender’s transactions with Borrower, including, without limitation, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or, after the occurrence and during the continuance of an Event of Default, business valuations, to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Financing Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (e) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (f) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Financing Documents or in connection with the transactions contemplated by the Financing Documents or Lender’s relationship with Borrower or any Subsidiary of Borrower, (g) Lender’s reasonable fees and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, monitoring or amending the Financing Documents; and (h) Lender’s fees and expenses (including attorneys fees) incurred in monitoring, terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Financing Documents), or defending the Financing Documents, irrespective of whether suit is brought, or in exercising and remedies concerning the Collateral;

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires;

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, option, lease, sublease, right to possession, right of distress, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property;

“Loan(s)” means the Term Loan and the Operating Loan;

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), condition (financial or otherwise), operations, performance or properties of Borrower or Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to perform its obligations under the Financing Documents, (c) the validity or enforceability of this Agreement, the Term Loan Note, any Control Agreement or any of the other Financing Documents or (d) the rights and remedies of Lender under the Financing Documents;

“Material Agreements” means the material agreements of Borrower as set forth on Schedule 6.11(h) to the Disclosure Letter;

“Net Available Proceeds” means:

(a) in the case of any Disposition, the amount of the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by Borrower and its Subsidiaries directly or indirectly in connection with such Disposition; provided that Net Available Proceeds shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by Borrower and its Subsidiaries in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by Borrower and its Subsidiaries as a result of such Disposition; and

(b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by Borrower and its Subsidiaries in respect of such Casualty Event net of (A) reasonable expenses incurred by Borrower and its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property and any income and other taxes payable by Borrower or any of its Subsidiaries in respect of such Casualty Event;

“Operating Loan” has the meaning set forth in Section 2.01(b).

“Operating Loan Commitment” means an amount not to exceed Two Million Dollars ($2,000,000) at any time.

“Operating Loan Interest Rate” means a rate per annum equal to the Prime Rate plus two and one half percent (2.5%), not in any case less than six percent (6.0%) per annum.

“Operating Loan Maturity Date” means the earlier of: (a) May 31, 2016, which date may be extended, at the option of Borrower, (1) to May 31, 2017, so long as (i) no Default or Event of Default has occurred and is continuing, and (ii) Borrower notifies Lender, in writing, of its desire to extend the Operating Loan Maturity Date on or at least 10 days immediately before May 31, 2016, and (2) to May 31, 2018, so long as (i) no Default or Event of Default has occurred and is continuing, and (ii) Borrower notifies Lender, in writing, of its desire to extend the Operating Loan Maturity Date on or at least 10 days immediately before May 31, 2017;

(b) the date on which Lender accelerates repayment of the Secured Obligations upon the occurrence of an Event of Default, provided that for greater certainty, “Maturity Date” in this context means at a time no later than prior to or contemporaneous with the Event of Default; and

(c) immediately prior to the consummation of a Change of Control.

“Operating Loan Note” has the meaning assigned in Section 2.02(c).

“Other Taxes” has the meaning assigned in Section 3.07(b).

“Permitted Dispositions” means transfers or dispositions:

(a) of Inventory in the ordinary course of business;

(b) of worn-out or obsolete Equipment;

(c) in connection with Permitted Encumbrances and Permitted Investments;

(d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and

(e) other property having an aggregate value not to exceed $250,000.

“Permitted Encumbrances” means any of the following:

(a) Liens for Taxes not at the time due unless contested in good faith by all necessary proceedings and adequate reserves are maintained by such debtor in accordance with GAAP;

(b) rights reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same or to require annual or other periodic payments as a condition to the continuance thereof;

(c) (i) a security interest in cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, social security or other like obligations incurred in the ordinary course of business or (ii) public and statutory obligations, liens or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens arising by operation of law in the ordinary course of business;

(d) security given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of Borrower; .

(e) a security interest in or title retention relating to Equipment (not constituting, for greater certainty, Inventory or any Equipment which may constitute Inventory in the hands of Borrower or any Subsidiary) which is created to secure the unpaid purchase price thereof or retain title thereto until so paid, provided that each such security interest is limited to the Equipment so acquired (and any insurance or other proceeds thereof) and does not secure an amount in excess of the purchase price thereof or any re-advance on the security of the Equipment; provided that Borrower’s annual aggregate expenditures in. connection with Indebtedness (whether existing on the Closing Date or subsequently incurred) secured by security interests, Liens and encumbrances permitted by this clause (e), together with the aggregate amount of Borrower’s aggregate annual expenditures on account of all Capital Lease Obligations shall not exceed $1,000,000;

(f) Liens granted to Lender to secure the Secured Obligations;

(g) any other encumbrances Lender declares in writing to be Permitted Encumbrances;

(h) Liens in connection with the SVB Revolving Facility;

(i) those Liens set forth on Schedule 1.01 to the Disclosure Letter;

(j) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of business;

(k) non-exclusive license of Intellectual Property granted to third parties’ in the ordinary course of business, and licenses of Intellectual Property that could not result in the legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(1) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(m) Liens in favor of financial institutions arising in the ordinary course of business in connection with deposit and/or securities accounts held at such institutions, solely to secure customary account fees and charges payable in respect of such deposit and/or securities accounts, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(n) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(o) Liens in connection with letters of credit permitted in clause (h) of the definition of “Permitted Indebtedness”;

(p) Liens on cash collateral accounts in connection with corporate credit cards permitted under clause (d) of the definition of “Permitted Indebtedness”; and

(q) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (e), (g), and (i) of the definition of Permitted Encumbrances, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

“Permitted Indebtedness” means:

(a) the Secured Obligations;

(b) the Indebtedness secured by Permitted Encumbrances, including, without limitation, Indebtedness under the SVB Revolving Facility;

(c) Indebtedness between Borrower and any Guarantor and Indebtedness due by any Subsidiary to any of the Subsidiaries;

(d) accounts payable (including Indebtedness under any corporate credit cards), accrued liabilities, Taxes, deferred revenues, operating leases incurred in the ordinary course of business, and capital lease obligations incurred in the ordinary course of business (subject to any limits established hereunder), and includes, without limitation, Borrower’s and any Subsidiary’s obligations under its real property leases;

(e) Indebtedness set forth in Schedule 1.01 to the Disclosure Letter;

(f) Subordinated Debt;

(g) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(h) Letters of credit, provided that the face value of such letters of credit (i) shall not exceed $1,000,000 at any time, and (ii) any such letters of credit are secured by restricted cash collateral; and

(i) Other Indebtedness in an amount not to exceed $250,000 in the aggregate outstanding at any time;

“Person” is to be interpreted broadly and includes any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Plan” means an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan;

“Post-Default Rate” has the meaning ascribed thereto in Section 3.02(c);

“Prime Rate” means the variable rate of interest quoted from time to time by Citibank, N.A. as the reference rate of interest which it designates as its prime rate; provided that if the prime rate designated by Citibank, N.A. no longer accurately reflects the “prime rate” available to Lender, then the Prime Rate shall be equal to the United States prime rate quoted in the national edition of The Wall Street Journal.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible;

“Responsible Officer” means, with respect to Borrower, the chief executive officer, president, chief financial officer, chief operating officer, VP finance, or controller of Borrower. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership, shareholder, director, limited liability company and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of Borrower;

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of Borrower arising under any Financing Document or otherwise with respect to any Loan, and Lender Expenses, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any affiliate thereof of any proceeding under any bankruptcy, insolvency or other debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided, that Borrower’s obligations under any Warrant, or any other equity security issued by Borrower to Lender or any affiliate or assignee of Lender shall not be deemed to be “Secured Obligations” under any Financing Document;.

“Securities Account” has the meaning given to such term in the UCC;

“Security Documents” means this Agreement, Control Agreements, the Intellectual Property Security Agreement, all Uniform Commercial Code financing statements required thereby to be filed with respect to the security interests in personal Property and fixtures created pursuant thereto, and any and all other agreements or instruments now or hereafter executed and delivered to Lender by Borrower or any other Person as security for the Senior Obligations;

“SVB Bank Services” means, collectively, any products and/or credit services facilities provided to Borrower by Silicon Valley Bank, including, without limitation, all letters of credit, guidance facilities, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), overdraft facilities and foreign exchange services as any such products or services may be identified in Silicon Valley Banks’ various agreements related thereto;

“SVB Documents” means, collectively, documents entered into in connection with the SVB Revolving Facility.

“SVB Revolving Facility” means that certain revolving facility evidenced by an Amended and Restated Loan and Security Agreement, dated as of August 10, 2012 by and among Borrower, Centive, Inc. and Silicon Valley Bank, as amended, restated, supplemented, refinanced, renewed, extended or otherwise modified from time to time, so long as the principal amount thereof does not exceed $5,000,000 at any time;

“Subordinated Debt” is unsecured indebtedness incurred by Borrower from existing shareholders of Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor), on terms acceptable to Lender.

“Subordination Agreement” means that certain subordination agreement between Silicon Valley Bank and Lender;

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless otherwise specified herein, “Subsidiary” means a Subsidiary of Borrower;

“Taxes” means all taxes, assessments, fees or other charges at any time imposed by any Law or Tribunal, excluding local ad valorem taxes;

“Term Loan” has the meaning set forth in Section 2.01(a);

“Term Loan Commitment” means an amount not to exceed Ten Million Dollars ($10,000,000) at any time;

“Term Loan Interest Rate” means a rate per annum equal to nine and one-half percent (9.50%);

“Term Loan Maturity Date” means the earlier of:

(a) May 31, 2016, which date may be extended, at the option of Borrower, (1) to May 31, 2017, so long as (i) no Default or Event of Default has occurred and is continuing, and (ii) Borrower notifies Lender, in writing, of its desire to extend the Term Loan Maturity Date on or at least 10 days immediately before May 31, 2016; and (2) to May 31, 2018, so long as (i) no Default or Event of Default has occurred and is continuing, and (ii) Borrower notifies Lender, in writing, of its desire to extend the Term Loan Maturity Date on or at least 10 days immediately before May 31, 2017

(b) the date on which Lender accelerates repayment of the Secured Obligations upon the occurrence of an Event of Default, provided that for greater certainty, “Maturity Date” in this context means at a time no later than prior to or contemporaneous with the Event of Default; and

(c) immediately prior to the consummation of a Change of Control;

“Term Loan Note” has the meaning set forth in Section 2.02(c);

“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or government body, subdivision, agency, department, commission, commission, board, bureau or instrumentality of a governmental body;

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of California; and

“Warrants” means the share purchase warrants of Borrower issuable as of the Closing Date.

Section 1.02.	UCC.

Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth from time to time in the UCC unless otherwise defined herein.

Section 1.03.	Headings.

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof

Section 1.04.	References to Sections.

Whenever in this Agreement a particular article, section or other portion thereof is referred to, such reference pertains to the particular article, section or portion thereof contained herein, unless otherwise indicated.

Section 1.05.	Currency.

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

Section 1.06.	Gender and Number.

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.07.	Invalidity of Provisions.

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

Section 1.08.	Amendment or Waiver.

No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

Section 1.09.	Non-Business Days.

If any date on which any payment is due or any action is required to be taken is not a Business Day, the date for payment or taking such action shall be the next Business Day following the date specified for such payment or action.

Section 1.10.	Interest.

The annual rates of interests or fees to which the rates calculated in accordance herewith are equivalent, are the rates as calculated and multiplied by the actual number of days in the calendar year in which that calculation is made and divided by 365 or 366, as the case may be.

ARTICLE II.

THE LOANS

Section 2.01.	The Commitments.

(a) Term Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make one term loan on the Closing Date in the original principal amount of Ten Million Dollars ($10,000,000) (the “Term Loan”). Amounts prepaid or repaid in respect of the Term Loan may not be reborrowed.

(b) Operating Loans. Subject to the terms and conditions of this Agreement, Borrower may borrow, prepay and reborrow loans (“Operating Loan(s)”), and Lender agrees to make Operating Loans to Borrower from time to time on or before the Operating Loan Maturity Date in an aggregate principal amount at any one time outstanding up to the amount of the Operating Loan Commitment.

(c) Termination of Commitments. Unless previously terminated pursuant to the terms of this Agreement, (i) Lender’s commitment to make the Term Loan shall automatically terminate on the Closing Date and (ii) Lender’s commitment to make any Operating Loan shall automatically terminate on the Operating Loan Maturity Date.

Section 2.02.	Loans.

(a) Minimum Amounts. Each Operating Loan shall be in an aggregate amount of $500,000 or an integral multiple of $500,000 in excess thereof (or, if smaller, in an aggregate amount equal to the entire unused balance of the aggregate Operating Commitment). The Term Loan shall be fully funded on the Closing Date.

(b) Notice of Borrowings. To request an Operating Loan, Borrower shall notify Lender of such request by telephone not later than 1:00 p.m., Toronto, Ontario time, one (1) Business Day before the date of the proposed Operating Loan. Each such telephonic Notice of Borrowing (a) shall be irrevocable, (b) may be made by an officer of Borrower, and (c) shall be confirmed promptly by hand delivery or facsimile to Lender of a written Notice of Borrowing in substantially the form of Exhibit A-1 and signed by Borrower (each such telephonic and written notice, a “Notice of Borrowing”). Such written Notice of Borrowing shall specify (i) the aggregate amount of the requested and (ii) the location and number of Borrower’s account to which funds are to be disbursed.

(c) Notes; Records. The Term Loan shall be evidenced by a single promissory note of Borrower (the “Term Loan Note”) substantially in the form of Exhibit B-1, dated the Closing Date, payable to Lender in a principal amount equal to the Term Loan Commitment. The Operating Loan shall be evidenced by a single promissory note of Borrower (the “Operating Loan Note”) substantially in the form of Exhibit B-2, dated the Closing Date, payable to Lender in a principal amount equal to the Operating Loan Commitment

Section 2.03.	Closing Fee.

On the Closing Date, Borrower shall pay Lender a fee equal to $10,000 on account of the Operating Loan Commitment and $100,000 on account of the Term Loan, which fees shall be fully earned when paid (collectively, the “Closing Fee”).

Section 2.04.	Payment; Computation.

All fees payable under this Agreement shall be paid on the dates due, in immediately available U.S. dollars, to Lender. Fees shall be fully earned when paid and shall not be refundable under any circumstances.

Section 2.05.	Loan Account.

Lender shall maintain, in accordance with its usual practice, an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Loans made by Lender to Borrower or for Borrower’s account and with all other Secured Obligations hereunder or under the other Financing Documents, including, the date, amount and interest rate of each Loan made to Borrower, accrued interest, fees and expenses, Lender Expenses, and the amount of any sum received by Lender on account of the Secured Obligations. The entries made in Lender’s Records with respect to the Loan Account pursuant to this Section 2.05 shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such records or any error therein shall not affect in any manner the obligations of Borrower to repay the Loans and other Secured Obligations in accordance with this Agreement.

ARTICLE III.

PAYMENTS AND PREPAYMENTS

Section 3.01.	Repayment of Loans.

(a) Term Loan. Borrower hereby unconditionally promises to pay to Lender the outstanding principal amount of the Term Loan and all accrued but unpaid interest thereon shall mature and be due and payable in full, on the Term Loan Maturity Date.

(b) Operating Loans. Borrower hereby unconditionally promises to pay to Lender the outstanding principal amount of the Operating Loan and all accrued but unpaid interest thereon shall mature and be due and payable in full, on the Operating Loan Maturity Date.

Section 3.02.	Interest.

(a) Term Loan. Borrower hereby unconditionally promises to pay to Lender interest on the unpaid principal amount of the Term Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate equal to the Term Loan Interest Rate.

(b) Operating Loan. Borrower hereby unconditionally promises to pay to Lender interest on the unpaid principal amount of the Operating Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate equal to the Operating Loan Interest Rate.

(c) Post-Default Rate. Notwithstanding the foregoing, Borrower acknowledges and agrees that if an Event of Default shall have occurred and be continuing, then at the option of Lender and regardless of whether notice of such Event of Default has been given, the unpaid balance of all Operating Loans shall bear interest, to the fullest extent permitted by law, at a rate equal to fourteen percent (14%) per annum, and that Term Loan shall bear interest, to the fullest extent permitted by law, at a rate equal to eighteen percent (18%) per annum (the “Post-Default Rate”), until such Event of Default is cured or waived. Borrower hereby and unconditionally agrees to pay to Lender interest at the Post-Default Rate as specified in this paragraph from time to time on demand. Lender will promptly notify Borrower if Lender exercises its option under this paragraph; provided, that failure to give such notice shall not affect the validity or effectiveness of such exercise or accrual of interest at the Post-Default Rate.

(d) Payment. Except for interest payable pursuant to Section 3.02(f), which interest shall be payable pursuant to the terms of such Section (other than with respect to applicable payments under part (i) of this clause (d)), accrued interest on each Loan shall be payable monthly in arrears on the last Business Day of each month; provided, that (i) accrued interest on the principal amount of any Loan repaid or prepaid shall be payable on the date of the payment or prepayment thereof, and (ii) interest payable at the Post-Default Rate shall be payable on demand.

(e) Maximum Amount. All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Secured Obligations or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the Secured Obligations exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law of the state of California in effect as of the date hereof; provided, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Financing Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of the Financing Documents to contract in strict compliance with the laws of the state of California from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision of any Financing Document at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Secured Obligations and to the payment of interest. This provision shall control every other provision of the Financing Documents.

(f) Accrued Interest. In addition to the interest paid under this Section, interest will accrue on the unpaid principal amount of the Term Loan at a per annum rate equal to two and one half percent (2.5%). Borrower hereby unconditionally promises to pay that interest to Lender on the earliest of (x) the Term Loan Maturity Date; (y) the date that Borrower repays in cash all obligations owing under this Agreement; and (z) the date that all amounts become due under this Agreement.

Section 3.03.	Optional Prepayments.

(a) Operating Loan. Borrower shall have the right to prepay the Operating Loan in whole or in part, from time to time, with no penalty or premium, provided that each partial, optional prepayment shall be in the minimum amount of $50,000 or an integral multiple of $50,000 in excess thereof, or if the remaining outstanding obligations under the Operating Loan are less than $50,000, then such lesser amount (unless repaid in full).

(b) Term Loan. Borrower shall have the right to prepay some or all of the Term Loan, provided that in connection with any prepayment of the Term Loan made pursuant to this Section 3.03(b): (A) (i) on or before the first anniversary of the Closing Date, Borrower shall pay to Lender an amount equal to the sum of (x) the interest that would have been otherwise payable to Lender under the Term Loan until and through the first anniversary of the Closing Date; plus (y) a fee equal to two and one-half percent (2.5%) of the principal amount being prepaid; (ii) after the first anniversary of the Closing Date, and through the day before the second anniversary of the Closing Date, Borrower shall pay to Lender a fee equal to one and one-half percent (1.5%) of the principal amount being prepaid; and (iii) on and after the second anniversary of the Closing Date, and through the third anniversary of the Closing Date, Borrower shall pay to Lender a fee equal to one percent (1.0%) of the principal amount being prepaid (as applicable, the “Prepayment Fee”); and (B) any prepayment of the Term Loan made pursuant to this Section 3.03(b) shall be in increments of $500,000, or if the remaining outstanding obligations under the Term Loan are less than $500,000, then such lesser amount, unless the Term Loan is being paid in full. The Prepayment Fee shall be fully earned when paid. For greater certainty, this Section 3.03(b) and the Prepayment Fee shall apply to any payments required to be made pursuant to Section 3.04(c) by Borrower to Lender upon a Change of Control.

Section 3.04.	Mandatory Prepayments.

(a) Asset Sales. Without limiting the obligation of Borrower to obtain the consent of Lender pursuant to Section 6.12 with respect to any Disposition not otherwise permitted under this Agreement, on or before three Business Days after the receipt of the Net Available Proceeds from Dispositions not otherwise permitted under this Agreement that aggregate $100,000 or more in any fiscal year, Borrower will (i) deliver to Lender a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Lender, containing a statement of the amounts of the cash and non-cash portions of the Net Available Proceeds of such Disposition and (ii) prepay the Loans in an aggregate amount equal to 100% of the cash portion (not the non-cash portion) of the Net Available Proceeds of such Dispositions.

(b) Insurance Proceeds. On or before the date 120 days after the receipt by Borrower of the proceeds of any insurance, condemnation award or other compensation in respect of any

Casualty Event (or upon such earlier date as Borrower shall have determined not to repair or replace the property affected by the Casualty Event), to the extent that Borrower has not utilized such proceeds to repair or replace the property affected by such Casualty Event, Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Available Proceeds of such Casualty Event, less any amounts used to repair or replace the property affected by such Casualty Event. Nothing in this paragraph shall be deemed to limit any obligation of Borrower pursuant to any Financing Document to remit to a collateral or similar account maintained by Lender the proceeds of any insurance, condemnation award or other compensation in respect of any Casualty Event.

(c) Change in Control. As a condition to closing any Change in Control, Borrower shall forthwith prepay the Loans in full, together with accrued and unpaid interest thereon, and all other amounts payable under this Agreement, and the Operating Loan Commitment and Term Loan Commitment shall be automatically reduced to zero. Without limiting the foregoing, and for avoidance of doubt, in the event that the Term Loan is prepaid pursuant to the terms of this Section 3.04(c), Borrower shall pay to Lender an amount equal to the applicable Prepayment Fee set forth in Section 3.03(b).

Section 3.05.	Application.

Except as otherwise provided in this Agreement, prepayments pursuant to this Article III shall be applied as follows:

(a) First, to prepay any Lender Expenses;

(b) Second, accrued but unpaid interest, prepayment fees and the principal amount of the Operating Loan;

(c) Third, accrued but unpaid interest, prepayment fees and the principal amount of the Term Loan;

(d) Fourth, the payment in full in cash of all other Secured Obligations; and

(e) Fifth, the remainder (if any), to Borrower or as a court of competent jurisdiction may direct.

Section 3.06.	Notice of Prepayments.

Borrower shall notify Lender by telephone, confirmed by facsimile, of any prepayment under this Article III not later than 1 p.m. Toronto, Ontario time three (3) Business Days before the proposed date of prepayment. Each such notice shall be irrevocable (unless, if Lender so consents in its reasonable discretion, such notice is a notice of a prepayment which is contingent on the consummation of another transaction) and shall specify the prepayment date, the principal amount of each Loan or part thereof to be prepaid and (for a mandatory prepayment) a reasonably detailed calculation of the amount of such prepayment. All prepayments shall be made together with accrued interest and amounts, if any, required by Section 3.03.

Section 3.07.	Payments Generally.

(a) Payments by Borrower. Except to the extent otherwise provided herein or in any other Financing Document, all payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except to the extent otherwise provided herein or in any other Financing Document, Borrower shall make all payments of principal, interest and other amounts to be made by Borrower under the Financing Documents in immediately available funds, without deduction, withholding, set-off or counterclaim, to Lender at Lender’s Account (except as otherwise expressly provided in this Agreement), prior to 1:00 p.m. Toronto, Ontario time on the date when due. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All amounts owing under any Financing Document are payable in U.S. dollars. Except to the extent otherwise provided herein, if any payment under any Financing Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest thereon shall be payable for the period of such extension.

(b) Withholding Tax Matters.

(i) Any and all payments by Borrower to or for the account of Lender hereunder or under any other Financing Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (A) taxes imposed on Lender’s overall net income, franchise taxes imposed on it in lieu of net income taxes, and branch profits taxes, in each case imposed by the jurisdiction under the laws of which Lender is organized, in which its principal office or applicable lending office is located, or with which it has a present or former connection (other than any connection arising solely from having executed, delivered, performed its obligations or received payment under, or enforced this Agreement), and any political subdivision of any of the foregoing, (B) U.S. withholding taxes applicable to Lender (and only at the rate in effect) at the time such Lender first becomes a party to this Agreement, and (C) any taxes imposed pursuant to FATCA, (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Financing Document being hereinafter referred to as “Indemnified Taxes”). If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any Financing Documents, (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including such deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.07(b)) Lender receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, and (ii) Borrower shall make any required deductions and pay the full amount deducted to the relevant taxation or other authority in accordance with applicable law. For avoidance of doubt, clause (x) of this Section 3.07(b)(i) and Sections 3.07(b)(ii) and 3.07(b)(iii) shall not apply to payments on or under the Warrants.

(ii) In addition, Borrower shall pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Financing Document or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any other Financing Document (hereinafter referred to as “Other Taxes”).

(iii) Borrower shall indemnify Lender for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes imposed on or paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date Lender makes written demand therefor.

(iv) Within 30 days after the date of any payment of any Indemnified Taxes, Other Taxes, or taxes described in clauses (B) and (C) of subsection (b)(i) of this Section, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to Lender.

(v) On or prior to the date it becomes a party to this Agreement, and from time to time thereafter as required by law or reasonably requested in writing by Borrower (but only so long as Lender remains lawfully able to do so), Lender shall provide Borrower with such documents and forms as prescribed by the Internal Revenue Service (“IRS”) in order to certify that payments to Lender are exempt from or entitled to a reduced rate of U.S. federal withholding tax on payments pursuant to this Agreement or any other Financing Document. For the avoidance of doubt, if the documents and forms provided by Lender at the time Lender first becomes a party to this agreement indicate a U.S. federal withholding tax rate on payments to Lender in excess of zero, withholding tax at such rate shall be considered excluded from Indemnified Taxes unless and until Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Indemnified Taxes for periods governed by such form. Without limiting the generality of the foregoing, Lender has elected to be classified as an association taxable as a corporation for U.S. federal income tax purposes, and it therefore will provide, as applicable, any of the following forms: (A) if Lender is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate to the effect that Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of Borrower within the meaning of Section 881(0(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, (B) if Lender is a beneficial owner (for purposes of the applicable income tax treaty) claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and if Lender is not the beneficial owner (for purposes of the applicable income tax treaty), on behalf of such beneficial owner claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN for each such beneficial owner and an IRS Form W-8IMY from Lender; (C) if Lender is a Person for whom payments under this Agreement constitute income that is effectively connected with such a beneficial owner ‘s conduct of a trade or business in the United States, IRS Form W-8ECI; and (D) in the case of a Lender that is U.S. person within the meaning of Section 7701 of the Internal Revenue Code, IRS Form W-9 certifying that such beneficial owner is exempt from U.S. Federal backup withholding tax. If a payment made to Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA, Lender shall (but only so long as Lender remains lawfully able to do so) deliver to Borrower, at the time or times prescribed by law or reasonably requested in writing by Borrower, such documentation prescribed by applicable law or reasonably requested in writing by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine that Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, FATCA shall include all amendments to FATCA after the date of this Agreement.

(vi) If Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, Lender shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Lender, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to Lender in the event Lender is required to repay such refund to such taxing authority. This clause (vi) shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

ARTICLE IV.

SECURITY

Section 4.01.	Security in favor of Lender.

(a) Security Interest in Collateral. As collateral security for the due and punctual payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, Borrower hereby pledges and grants to Lender a lien on and continuing security interest in all of Borrower’s right, title and interest in and to all of the following property, whether now owned or existing or hereafter acquired or arising (all being collectively referred to herein as “Collateral”):

(i) Investment Property;

(ii) Goods;

(iii) Equipment;

(iv) Inventory;

(v) Instruments (including, without limitation, promissory notes);

(vi) Accounts;

(vii) Documents;

(viii) Chattel Paper (whether tangible or electronic);

(ix) DDAs;

(x) Fixtures;

(xi) Letters-of-Credit, Letter-of-Credit Rights and Support Obligations;

(xii) the Commercial Tort Claims set forth on Exhibit IV(xii) hereto;

(xiii) General Intangibles (including, without limitation, payment intangibles and Intellectual Property Collateral (as defined below), but excluding insurance proceeds relating to cargo insurance and workers’ compensation);

(xiv) all of Borrower’s other tangible and intangible personal property and fixtures (but none of its obligations with respect thereto) of every kind and nature; and

(xv) any and all additions, accessions and attachments to any of the foregoing and any substitutions, replacements, proceeds (including, without limitation, insurance proceeds), products and supporting obligations of the foregoing.

Notwithstanding the foregoing, the Collateral shall not be deemed to include any of the following: (a) any equipment or other property financed by a third party and subject to a lien described in (e) of the definition of Permitted Encumbrances to the extent that the security interest is prohibited by any law or regulation or the terms of the agreements governing such financing, provided that upon cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral; or (b) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matters; or (c) “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent the granting of a security interest in such “intent-to-use” trademarks would be contrary to applicable law.

Section 4.02.	Control of Collateral.

If from time to time any Collateral, including any proceeds or supporting obligations, consists of property or rights of Borrower in which the perfection or priority of Lender’s security interest is dependent upon Lender’s gaining control of such. Collateral, Borrower shall immediately notify Lender, and, at Lender’s request, deliver appropriate Control Agreements or take such actions as may be necessary to give Lender control over such Collateral as provided in the UCC.

Section 4.03.	Possession of Collateral.

If from time to time any Collateral, including any proceeds, is evidenced by or consists of letters of credit, Instruments, Documents, Goods covered by Documents, Investment Property or Chattel Paper, and if perfection or priority of Lender’s security interest in such Collateral requires possession, Borrower, immediately upon the request of Lender, shall endorse and deliver physical possession of such Collateral to Lender.

Section 4.04.	Collection of Accounts, General Intangibles, and Negotiable Collateral.

At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender’s designee may (a) notify Account Debtors of Borrower that the Accounts, Chattel Paper, or General Intangibles have been assigned to Lender and/or that Lender has a security interest therein, or (b) collect the Accounts, Chattel Paper, or General Intangibles directly and charge the collection costs and expenses to Borrower. At any time after the occurrence and during the continuation of an Event of Default, Borrower agrees that it will hold in trust for Lender, as Lender’s trustee, any Collections that it receives and upon request of Lender immediately will deliver said Collections to Lender in their original form as received by Borrower.

Section 4.05.	Delivery of Additional Documentation Required.

At any time upon the written request of Lender, Borrower shall execute and deliver to Lender, any and all financing statements (including, without limitation, any amendments thereto and any “in lieu” continuation statements), security agreements, pledges, assignments for security, endorsements of certificates of title, bailee acknowledgments and all other documents (the “Additional Documents”) that Lender may request in its sole discretion, each in form and substance satisfactory to Lender, to perfect and continue perfected or to better perfect Lender’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Lender in any real property acquired after the Closing Date in which Borrower has a fee interest, and in order to fully consummate all of the transactions contemplated hereby and under the other Financing Documents. To the maximum extent permitted by applicable law, Borrower authorizes Lender to execute any such Additional Documents in Borrower’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office. Without limiting the foregoing, Borrower shall (a) give Lender prompt written notice of any Commercial Tort Claim of Borrower not specifically identified herein and any rights of Borrower as a beneficiary under any Letter of Credit. Borrower shall grant to Lender a security interest in any such Commercial Tort Claim or rights of Borrower as a beneficiary under any Letter of Credit and the proceeds thereof, and (b) on such periodic basis as Lender shall require, (i) provide Lender with a report of all new patent applications, copyright registrations or trademark applications acquired or generated by Borrower during the prior period, (ii) cause all patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s ownership thereof, (iii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Financing Documents to identify such patents, copyrights and trademarks as being subject to the security interests created thereunder, and (iv) execute and deliver to Lender at Lender’s request patent, trademark or copyright security agreements with respect to such patents, trademarks or copyrights for filing with the appropriate filing office.

Section 4.06.	Power of Attorney.

Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.05, sign the name of Borrower on any of the documents described in Section 4.05, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower’s name on any Collection item that may come into Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, Chattel Paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations (other than inchoate indemnity obligations) have been fully and finally repaid and performed and Lender’s obligations to extend credit hereunder are terminated.

Section 4.07.	Right to Inspect.

Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter, at reasonable times and upon reasonable notice, during business hours, to inspect the Books and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. Lender shall provide Borrower with copies of all final appraisals and final reports produced in connection with such inspections and appraisals. Without limiting the generality of the foregoing:

(a) Lender may from time to time obtain or conduct (in all events, at Borrower’s expense) appraisals conducted by such appraisers as are satisfactory to Lender; and

(b) Lender may from time to time conduct commercial finance audits of Borrower’s Books. Borrower shall pay to Lender audit fees in connection with each such audit in an amount equal to Lender’s customary per diem charges therefore plus usual and customary out-of-pocket expenses for internal auditors, and the usual and customary fees and charges (including out-of-pocket expenses) of external auditors.

Notwithstanding anything in this Section 4.07, absent an Event of Default existing, Lender shall only have the right to conduct (i) one appraisal or inspection per calendar year and (ii) one commercial finance audit per calendar year, unless Borrower otherwise consents to such additional appraisals or inspections or commercial finance audit.

Section 4.08.	Control Agreements.

Borrower may not maintain any Deposit Account and Securities Account that is not subject to a Control Agreement. No Control Agreement shall be modified by Borrower without the prior written consent of Lender. Upon the occurrence and during the continuance of an Event of Default, Lender may notify any financial intermediary or securities intermediary pursuant to the terms of the applicable Control Agreement to liquidate the Deposit Account and/or Securities Account, as applicable, or any related Investment Property maintained or held thereby and remit the proceeds thereof to Lender:

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents, warrants and covenants to and with Lender that:

Section 5.01.	Incorporation and Status.

Each of Borrower and its Subsidiaries is duly incorporated and organised, and is validly existing under its jurisdiction of organization. Each of Borrower and its Subsidiaries is duly registered, licensed or qualified as a foreign corporation, and is up to date in the filing of all corporate and similar returns under the laws of those jurisdictions where it operates and where failure to be so registered, licensed, qualified or up to date would have a Material Adverse Effect on it.

Section 5.02.	Subsidiaries.

Except for Subsidiaries otherwise permitted to be acquired or created pursuant to Section 6.12, all of Borrower’s Subsidiaries are set forth on Schedule 5.02(a) to the Disclosure Letter. Each of the Subsidiaries is, directly or indirectly, wholly-owned by Borrower. Schedule 5.02(b) to the Disclosure Letter sets forth, as of the Closing Date, each of Borrower’s Subsidiaries that is inactive or dormant (the “Inactive Subsidiaries”) and sets forth thereon the value of any assets and revenue of each such Subsidiary. Borrower further represents that none of such Inactive Subsidiaries holds any customer contracts or Intellectual Property. Schedule 5.02(c) to the Disclosure Letter sets forth, as of the Closing Date, each of Borrower’s. Subsidiaries that is not a Guarantor hereunder (other than any Inactive Subsidiary from which Lender has not required a guaranty), including each of the Excluded Subsidiaries, and sets forth thereon the assets and revenues of each such Subsidiary as a percentage of the assets and revenues of Borrower and all Subsidiaries on a consolidated basis. Furthermore, Borrower represents that none of such Excluded Subsidiaries holds any Intellectual Property.

Section 5.03.	Corporate Power and Due Authorization.

Borrower has the corporate power and capacity to enter into, and to perform its obligations under this Agreement and the Financing Documents. Each of this Agreement and the Financing Documents has been duly authorized, executed and delivered by Borrower (including, without limitation, receipt of all requisite director and shareholder approvals) and is a valid and binding obligation of Borrower enforceable in accordance with its, terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

Section 5.04.	Business of Borrower.

Each of Borrower and its Subsidiaries has the corporate power and capacity to own, lease or license its assets and to carry on its business. Borrower’s domicile and principal place of business and the place where it keeps its books and records is located at Xactly Corporation, 225 West Santa Clara Street, Suite 1200, San Jose, CA 95113 or such other location as Borrower gives Lender written notice.

Section 5.05.	No Contravention.

Neither the entering into and performing under this Agreement or the Financing Documents or the performance by Borrower of any of its other obligations hereunder or thereunder will contravene, breach, result in any default or result in any acceleration, bonus or benefit to any other party under the certificate of incorporation, by-laws, or other organizational documents of Borrower or under any mortgage, lease, license agreement, contract, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which it is a party or by which it may be bound.

Section 5.06.	Not Insolvent.

The fair value of the property of Borrower and its Subsidiaries is greater than the amount of Borrower’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code. The present fair salable value of the property of Borrower and its Subsidiaries in an orderly liquidation of Borrower and its Subsidiaries is not less than the amount that will be required to pay the probable liability of Borrower and its Subsidiaries (to the extent Borrower has liability for any debts of any such Subsidiaries) on their respective debts as they become absolute and matured. Borrower is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business. Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond Borrower’s ability to pay as such debts and liabilities mature. Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Borrower’s property would constitute unreasonably small capital. None of Borrower, any creditor of Borrower or any other Person has instituted any proceeding or taken any corporate action or executed any agreement in connection with the commencement of any proceeding:

(i) seeking to adjudicate Borrower or any Subsidiary a bankrupt or insolvent;

(ii) seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of Borrower or any material part of its property or debt, or making a proposal with respect to Borrower under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or

(iii) seeking appointment of a receiver, trustee, agent, custodian or other similar official for Borrower or for any material part of its properties and assets.

Section 5.07.	Approvals and Consents.

No authorization, consent or approval of, or filing with or notice to (other than filings and notices as required to perfect the security interests granted herein), any governmental agency, regulatory body, court or other person is required in connection with the execution, delivery or performance and compliance with the terms of this Agreement and the Financing Documents nor will such performance and compliance contravene any statute, rule or regulation binding on Borrower.

Section 5.08.	ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.

Section 5.09.	As to Certain Contracts In and Out of the Ordinary Course.

Except as set forth on Schedule 5.09 to the Disclosure Letter, neither Borrower nor any of its Subsidiaries is a party to nor is bound by any contract, agreement or commitment that materially adversely affects or could reasonably be expected to materially adversely affect Borrower’s business or its financial condition or any of its assets. Additionally, during the period from the quarter ending January 31, 2013 through the Closing Date neither Borrower nor any Subsidiary has (except as set forth on Schedule 5.09 to the Disclosure Letter):

(i) other than in the ordinary course and consistent with past practices of Borrower, sold, transferred or otherwise disposed of, or created, assumed or permitted any encumbrance on or in respect of, its property or assets or any part thereof;

(ii) incurred, assumed or become subject to any material liability except in the ordinary course of business;

(iii) amended its certificate of incorporation, by-laws or other governing documents other than changing the applicable corporation’s name; and

(iv) conducted its business, in all material respects, other than in the ordinary course;

(v) cancelled or released any debts or claims or waived or surrendered any rights which, in the aggregate, are material; or

(vi) except as described in Borrower’s financial statements, made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings, profits and losses are ascertained.

Section 5.10.	No Default Under Agreements.

Except as set forth on Schedule 5.10 to the Disclosure Letter, none of Borrower or the Subsidiaries is in default or breach under any term or provision of its organizational documents, by-laws or resolutions or of any material term or provision of any contract, agreement, lease or other instrument to which it is a party, and there exists no state of facts that after notice or the passage of time, or both, would constitute such a default or breach, under such contract, agreement, lease or other instrument, which default or breach has had or could reasonably be expected to have a Material Adverse Effect on Borrower, and all such contracts, agreements, leases and other instruments are now in good standing in all material respects, and Borrower or its Subsidiary, as the case may be, is entitled to all benefits, rights and privileges thereunder, in each case, except to the extent the failure to do so could have not had or could not reasonably be expected to have a Material Adverse Effect on Borrower.

Section 5.11.	Title to Assets.

Borrower and its Subsidiaries are the absolute beneficial owners of and have good and indefeasible marketable title, free of all charges except for Permitted Encumbrances, to all of its Property, including, without limitation, the Collateral.

Section 5.12.	Financial Matters.

Except as set forth on Schedule 5.12 to the Disclosure Letter, the audited consolidated financial statements of Borrower and notes thereto as at and for the year ended January 31, [2012] present fairly in all material respects the consolidated financial position of Borrower as at the dates indicated and the results of its operations and changes in its financial position for the periods specified and reflect all material liabilities (absolute, accrued, contingent or otherwise) of Borrower as of the dates thereof and such financial statements have been prepared in conformity with GAAP applied in a consistent basis, except as otherwise stated therein. There has been no material adverse change in the business, operations, or condition of Borrower, financial or otherwise since the date of such audited financial statements.

Section 5.13.	Commercial Relationships.

Each of Borrower and its Subsidiaries is in compliance with all material obligations under or related to its relationships with its five largest suppliers and twenty largest customers by revenue for the year ended January 31, 2013, and none of such parties has terminated, significantly reduced or communicated any intention to terminate or significantly reduce its relationship with Borrower or its Subsidiaries.

Section 5.14.	Environmental Matters.

Except as set forth on Schedule 5.14 to the Disclosure Letter, (a) none of Borrower’s or its Subsidiaries’ assets has ever been used by Borrower or Subsidiary or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower’s knowledge, none of

Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) Borrower has not received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Property owned or operated by Borrower, and (d) Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment. As used herein, “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

Section 5.15.	Assets in Good Condition.

All the material physical assets of Borrower and the Subsidiaries are in good operating condition and in a state of good maintenance and repair subject to the usual wear and tear for assets of that age.

Section 5.16.	Licenses and Agreements.

Each of the material licenses and agreements to which Borrower and the Subsidiaries are a party is in good standing and in full force and effect, and neither Borrower nor any of the Subsidiaries nor, to the best of the knowledge, information and belief of Borrower, after due inquiry, any other party thereto, is in breach of any material covenants, conditions or obligations contained therein.

Section 5.17.	Tax Matters.

Other than with respect to Taxes which in the aggregate do not at any time exceed $50,000 or as set forth in Schedule 5.17 to the Disclosure Letter, Borrower and each of its Subsidiaries has filed all federal, state and other income Tax returns which are required to be filed, and has paid all Taxes as shown on said returns, as well as all other Taxes to the extent that they have become due. Other than with respect to deferred payments on contested Taxes which Borrower (i) in good faith contests the obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, and (ii) with respect to amounts in excess of $250,000 or as set forth in Schedule 5.17 to the Disclosure Letter, Borrower notifies Lender of the commencement of and any material developments, and (iii) posts bonds or takes under steps required to prevent levying such contested taxes from obtaining a Lien on any of the Collateral (other than Permitted Liens), all Tax liabilities of Borrower are adequately provided for on Borrower’s books, including interest and penalties. No income Tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid, and no taxing authority has notified Borrower or any Subsidiary of any material deficiency in any federal, state and other income Tax returns.

Section 5.18.	Insurance.

All physical assets of Borrower and the Subsidiaries are covered by insurance which is with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. Borrower is not in default with respect to any of the material provisions contained in any current insurance policy nor has it failed to give any notice or pay any premium or present any unsettled claim under any current insurance policy in a due and timely fashion.

Section 5.19.	Intellectual Property.

Borrower owns or possesses all Intellectual Property without any known conflict with, or infringement of, the rights of others. To the best of Borrower’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Borrower violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to customer licenses entered in the ordinary course of business, inbound OEM licenses or encumbrances under this Agreement or as set forth in Schedule 5.19 to the Disclosure Letter (as updated pursuant to the terms of this Agreement), there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property owned by Borrower. Other than commercially available software products under standard end-user object code license agreements, inbound OEM licenses or as set forth in Schedule 5.19 to the Disclosure Letter (as updated pursuant to the terms of this Agreement), Borrower is not bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Except as disclosed in Schedule 5.19 to the Disclosure Letter (as updated pursuant to the terms of this Agreement), Borrower has not received any communications alleging that Borrower has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person where the alleged violation could reasonably be expected to have a Material Adverse Effect. Borrower has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Borrower’s business. It will not be necessary to use any inventions of any of Borrower’s employees or consultants (or Persons it currently intends to hire) made prior to their employment by Borrower and which have not been assigned to Borrower. Each employee and consultant has assigned to Borrower all intellectual property rights he or she owns that are related to Borrower’s business as now conducted and as presently proposed to be conducted. Schedule 5.19 to the Disclosure Letter (as updated pursuant to the terms of this Agreement) lists all registered Intellectual Property other than trade secrets. Except as disclosed in Schedule 5.19, Borrower has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement, in each case, which requires Borrower to license such product to third parties.

Section 5.20.	Permits, Registrations and Elections.

Borrower and the Subsidiaries hold all permits, licenses, approvals, consents, authorizations, registrations, certificates and franchises of governmental agencies or regulatory bodies required to own its properties and assets and to carry on its business (collectively, the “Permits”) except where the failure to hold such Permits would not have a Material Adverse Effect on Borrower. All the Permits are in full force and effect; Borrower and the Subsidiaries are in compliance in all material respects with all the terms and conditions relating to the Permits; and there are no proceedings in progress, pending or, to the best of the knowledge, information and belief of Borrower, after due inquiry, threatened that may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits nor, to the best of the knowledge, information and belief of Borrower, after due inquiry, are there any facts upon which proceedings could reasonably be based. Schedule 5.20 to the Disclosure Letter contains a complete list of all of the Permits.

Section 5.21.	Compliance with Laws and Litigation.

(i) Borrower and each of its Subsidiaries is conducting its business in compliance with all applicable Laws of each jurisdiction in which its business is carried on, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on Borrower;

(ii) There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or enquiry by any governmental, administrative, regulatory or similar body; or any similar matter or proceeding (collectively, “Proceedings”) against or involving Borrower, its Subsidiaries or any of their officers or directors (whether in progress, pending or, to the best of the knowledge, information and belief of Borrower after due inquiry, threatened) that would reasonably be expected to have a Material Adverse Effect; no event has occurred that might give rise to any such Proceedings and Borrower is not aware of any existing grounds on which such Proceedings might be commenced and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against Borrower, officers, directors or its Subsidiaries.

Section 5.22.	Material Facts Disclosed.

None of the statements, documents, certificates or other items prepared or supplied by Borrower with respect to the transactions contemplated hereby, when taken together with all such statements, documents, certificates or other items prepared or supplied by Borrower with respect to the transactions contemplated hereby, contains an untrue statement of a material fact, or fails to disclose a fact that is necessary to be made in order for such material statements not to be misleading (it being recognized by Lender that projections and forecasts provided by Lender in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

Section 5.23.	No Rights to Acquire Assets.

No person has any agreement or option or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase of any assets of Borrower or the Subsidiaries other than in the ordinary course of business.

Section 5.24.	No Rights to Provide Financial Advisory Services.

As of the Closing Date, except as set forth in Schedule 5.24 to the Disclosure Letter hereof, no person has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the provision of financial advisory services to Borrower.

Section 5.25.	Indebtedness.

Neither Borrower nor any of its Subsidiaries has any Indebtedness or other direct or contingent Indebtedness other than Permitted Indebtedness.

Section 5.26.	[Intentionally omitted.].

Section 5.27.	Location of Assets.

There is no location at which Borrower or any Subsidiary has any assets (except for inventory or products in transit or movable Equipment (such as phones) with di minimus value temporarily located with contractors or employees) other than those locations listed on Schedule 5.27 to the Disclosure Letter. Schedule 5.27 to the Disclosure Letter contains a true, correct and complete list, as of the date hereof, of each place of business of Borrower and each Subsidiary and the chief executive office of Borrower and each Subsidiary.

Section 5.28.	Predecessors.

As of the Closing Date, Schedule 5.28 to the Disclosure Letter contains a list of all corporations, predecessors, subsidiaries and other legal entities (a) which have been wound up into or amalgamated with Borrower or (b) from which Borrower has purchased assets (other than in the ordinary course of business) during the past ten year period ending on the Closing Date.

Section 5.29.	Minute Books.

As of the Closing Date, the minute books, stock certificate books and stock transfer ledgers of Borrower and its Subsidiaries are true, correct, complete and up-to-date and contain the minutes of all meetings, and all resolutions, of the board of directors thereof (and all committees thereof) and shareholders thereof, except that minutes of the two most recent meetings of the directors may not be included or may be included in such minute books in draft form.

Section 5.30.	Use of Proceeds; Margin Stock.

The proceeds of the Loans will be used solely as provided in this Agreement, and none of such proceeds will be used (i) for the purpose of purchasing or carrying any “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System (12 C.F.R. Parts 220, 221 and 224), (ii) for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry a “margin stock,” or (iii) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulations T, U or X. Borrower is not engaged in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock.” Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause any of the Financing Documents to violate Regulations T, U or X, or any other regulations of the Board of Governors of the Federal Reserve System or to violate the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

Section 5.31.	Deposit Accounts.

Schedule 5.31 to the Disclosure Letter lists, as of the Closing Date, all banks and other financial institutions at which Borrower maintains DDAs, and such Schedule correctly identifies the name and address of each depository, the name in which such account is held, a description of the purpose of the account and the complete account number of such account. The aggregate balance in each of Borrower’s Foreign Subsidiary accounts maintained with (i) Citibank N.A. in Bangalore, India, and (ii) Nortons Group in the United Kingdom, each as set forth on Schedule 5.31 to the Disclosure Letter, as of the Closing Date, shall not exceed $400,000 at any time unless otherwise agreed upon by Borrower and Lender, and any amounts in excess of such limits shall be immediately transferred to an account of Borrower subject to a control agreement in favor of Lender.

Section 5.32.	Perfected Security Interest.

This Agreement is effective to create in favor of Lender legal, valid and enforceable Liens on, and security interests in, all of the Collateral, and all necessary and appropriate recordings and filings have been made in all necessary and appropriate public offices (including the offices specified on the Perfection Certificate), and all other necessary and appropriate action has been taken, so that each such Security Document creates a perfected Lien on and security interest in all right, title, estate and interest of Borrower in the Collateral covered thereby that can be perfected by the filing of a UCC financing statement in the Borrower’s jurisdiction of incorporation or by a control agreement, prior and superior to all other Liens and subject to no other Liens, other than Permitted Encumbrances; provided that with respect to any Collateral that consists of Intellectual Property (the “Intellectual Property Collateral”), (A) the Liens created by this Agreement in the Intellectual Property Collateral shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder, subject to no Liens other than Permitted Encumbrances, only if and to the extent such perfection may be achieved by filing UCC financing statements and the Patent and Trademark Security Agreement (or a short form thereof) in the USPTO and the US Copyright Office, (B) subsequent filings in the USPTO and US Copyright Office, as applicable, may be necessary to perfect any security interest in any such Intellectual Property Collateral acquired or otherwise owned by Borrower after the date hereof and (C) the taking of actions outside the United States may be required in order to perfect the Lien on any Intellectual Property Collateral which is protected under non-U.S. law.

Section 5.33.	Investment Company Act.

None of Borrower, any Person Controlling Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

All provisions contained herein which are qualified by or require any person or entity to make a determination or assessment of any event or circumstance or other matter to its knowledge shall be a reference to the knowledge of such Person and shall be deemed to require such person or entity to make all due inquiries and investigations as may be reasonably necessary or prudent in the circumstances before making any such determination or assessment. Lender will be entitled to rely on the representations and warranties of Borrower contained in this Agreement notwithstanding any investigation which Lender may undertake or which may be undertaken on Lender’s behalf.

ARTICLE VI.

COVENANTS OF THE CORPORATION

For as long as this Agreement remains outstanding, Borrower declares, covenants and agrees as follows:

Section 6.01.	Use of Proceeds.

Borrower shall only use the proceeds of the Loan for general corporate purposes.

Section 6.02.	To Pay Principal and Interest; Secured Obligations.

Borrower will duly and punctually pay the Secured Obligations, including, without limitation, the principal and interest accrued on the Loans at the time and in the manner specified herein and Borrower will duly observe and perform all of the terms and covenants contained in this Agreement and every covenant and undertaking hereafter given by Borrower to Lender.

Section 6.03.	Lender Expenses.

Borrower shall pay all reasonably documented Lender Expenses upon demand; provided that legal fees of Lender’s counsel through the Closing Date shall not exceed $35,000 in the aggregate.

Section 6.04.	Maintain Corporate Existence.

Borrower shall (and shall cause its Subsidiaries to) maintain its corporate existence, carry on and conduct its business in a proper and business-like manner, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply with all applicable Laws. Borrower shall also forthwith notify Lender in writing of the dissolution or wind-up of any existing Subsidiary or the creation of any new Subsidiary after the date hereof.

Section 6.05.	Delivery of Collateral and Perfection.

Borrower shall (and shall cause its Subsidiaries to) take such actions at the sole cost and expense of Borrower, as may be required or desirable and as requested by Lender, to preserve, protect or perfect the security interests to be created with respect to the Collateral.

Section 6.06.	No Encumbrances.

Neither Borrower nor its Subsidiaries shall create, assume or suffer to exist any Lien (other than Permitted Encumbrances), including, without limitation, any agreement to give any of the foregoing or any conditional sale or other title retention agreement, upon all or any part of the Collateral. Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any and all security interests on and claims in respect of the Collateral other than the security interests created by this Agreement and Permitted Encumbrances, and Borrower will defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons.

Section 6.07.	Operating Leases.

None of Borrower or any of its Subsidiaries will enter into or maintain operating leases (other than real property leases) such that the aggregate annual expenditure on such operating leases would be greater than $250,000.

Section 6.08.	Insurance.

Borrower shall (and shall cause its Subsidiaries to) insure and keep insured its properties as customarily insured by companies carrying on a similar business in similar locations, or owning or operating similar properties, against all risks, including but not limited to, business interruption and product liability, with Lender being named as a loss payee on all such insurance and an additional insured.

Section 6.09.	Transactions with Affiliates.

Borrower shall (and shall cause its Subsidiaries to) not enter into any transaction with any officer, director, employee, shareholder or any Person not dealing at arm’s length or any Affiliate of any of the foregoing (specifically excluding any employment or option agreement or intercompany indebtedness, transactions between a Subsidiary and Borrower, or equity and bridge financings with Borrower’s investors, so long as any such bridge financings constitute Subordinated Debt) unless such transaction is on terms no less favorable to Borrower or such Subsidiary than would be obtainable in an arm’s length transaction.

Section 6.10.	Material Agreement.

Borrower shall observe each term, covenant and agreement contained in this Agreement and each of the other Financing Documents.

Section 6.11.	Reporting.

Borrower shall prepare and provide to Lender (a) monthly unaudited financial statements within thirty (30) days of the end of the relevant month (including, without limitation, the last month of any fiscal quarter), (b) quarterly unaudited financial statements within thirty (30) days of the end of the relevant fiscal quarter (including, without limitation, the last quarter of any fiscal year) along with a oral description of recent events or Borrower shall deliver to Lender all materials prepared for Borrower’s board of directors contemporaneously with the delivery of such materials to the board members relating to monthly and quarterly reviews (provided that Borrower shall not be required to provide (i) access to attorney-client privileged communications, or (ii) access to materials which could result in a conflict of interest between Lender or their respective affiliates or representatives on the one hand, and Borrower or its affiliates or representatives on the other), and a brief oral description or any updated materials provided to Borrower’s board of directors (provided that Borrower shall not be required to provide (i) access to attorney-client privileged communications, or (ii) access to materials which could result in a conflict of interest between Lender or their respective affiliates or representatives on the one hand, and Borrower or its affiliates or representatives on the other) of the business prospects of Borrower, (c) annual unaudited financial statements within sixty (60) days after the end of the relevant fiscal year (provided that preliminary unaudited financial statements are to be delivered to Lender within thirty (30) days after the end of the relevant fiscal year), and (d) audited annual financial statements as soon as available, including auditor’s letter to Borrower, if any, and in no case later than the earlier of (i) two hundred seventy (270) days after the relevant fiscal year end, or (ii) when delivered to Borrower’s board or directors. All financial statements shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer that (A) the statements are prepared in accordance with GAAP, except (i) as otherwise stated therein and (ii) for the absence of footnotes and subject to year end adjustments, (B) all statutory withholdings relating to taxes and applicable payroll matters have been properly made and (C) indicating whether, to Borrower’s knowledge, there are any defaults under any of Borrower’s Material Agreements. Additionally, if Borrower undertakes any reporting requirements to any other lenders or under any other borrowing arrangements, Lender shall contemporaneously receive copies of all reporting materials delivered to such party; provided, however, Borrower shall not be required to deliver (i) any materials that Borrower is prohibited from providing pursuant to confidentiality obligations to the other lender or (ii) any materials which are duplicative of information provided to Lender hereunder. Furthermore, for as long as the Secured Obligations are outstanding, Borrower shall deliver to Lender all materials (including any Budget) prepared for Borrower’s board of directors contemporaneously with the delivery of such materials to the board members. Notwithstanding the foregoing, Lender may be excluded from receiving materials provided to the Board relating to an issue to the extent that (A) the furnishing of such materials to Lender would jeopardize Borrower’s or any member of such Board’s ability to assert the attorney-client privilege with respect to matters contained in such materials or (B) such materials relate directly to matters or transactions that relate to Lender or its affiliates.

Section 6.12.	Negative Covenants.

Without the prior written consent of Lender, Borrower shall not and shall cause its Subsidiaries to not:

(a) incur, issue or permit to exist Indebtedness, except for the Permitted Indebtedness;

(b) grant or permit the existence of any security for Indebtedness other than the Permitted Encumbrances;

(c) except with respect to granting a lien subject to Permitted Encumbrances (to the extent the granting of such a lien is considered a “transfer” or “disposition”), as permitted under Section 6.12(m) (to the extent that such transaction is structured as sale of substantially all assets), or for Permitted Dispositions, sell, lease, exclusively license or transfer or dispose of material assets (including Intellectual Property) pursuant to any transaction outside of the ordinary course of Borrower’s business;

(d) wind-up or liquidate Borrower or any Subsidiary, provided that a dormant or inactive Subsidiary may merge into another Subsidiary that is a Guarantor or Borrower so long as such Subsidiary or Borrower is the surviving entity, or may be dissolved so long as all assets are transferred to another Subsidiary that becomes a Guarantor hereunder or Borrower;

(e) unless approved by Lender (such approval not to be unreasonably withheld) and except as permitted under Section 6.12(m), merge, amalgamate or enter into another form of business combination or reorganization (including any joint venture or partnership), provided that a Subsidiary may merge into Borrower or Guarantor without the approval of Lender but with notice;

(f) make any payment of any dividend and/or other distribution to any shareholder of Borrower, other than payment of director’s fees, salaries, bonuses, commissions and any payments of a similar nature in the ordinary course of business and consistent with Borrower’s past practice and existing agreements as of the Closing Date, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and pay di minimus cash in lieu of the issuance of fractional shares in connection with such conversion; and (ii) Borrower may repurchase the stock of former employees, directors or consultants pursuant to a stock repurchase agreement so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided the aggregate of all such repurchases does not exceed $250,000 in cash per fiscal year;

(g) create, acquire or permit to exist any direct or indirect Subsidiary that has not become a party to this Agreement and/or provided a guarantee, a general security agreement and such other agreements as Lender may reasonably request to the benefit of Lender, other than any Inactive Subsidiary, or any Excluded Subsidiary;

(h) unless approved by Lender, purchase or acquire all or substantially all of the assets of any Person or all or substantially all of the shares, partnership interests or other similar interests in any Person by any means whatsoever other than (i) the purchase of assets in the ordinary course of business and consistent with past practice, (ii) the purchase of assets in an amount not to exceed $100,000 in any fiscal year; (iii) the purchase or acquisition of shares of any Guarantor, and (iv) the consummation of transactions set forth on Schedule 6.12(h) to the Disclosure Letter;

(i) make any prepayment of any Indebtedness that is subordinate to or pari passu with the Secured Obligations except prepayments or payments that are otherwise permitted pursuant to the terms of any intercreditor agreement or subordination agreement to which such Indebtedness is subject to;

(j) continue Borrower into a jurisdiction in which Borrower is not currently organised or incorporate or establish any Subsidiary which could reasonably be expected to result in a Material Adverse Effect on Lender’s Liens and the priority thereof or the assets, business, operations or prospects of Borrower or any Subsidiaries;

(k) make any amendment to its certificate of incorporation or bylaws or the nature of its business which could reasonably be expected to result in a Material Adverse Effect on Lender’s Liens and the priority thereof or the assets, business, operations or prospects of Borrower or any Subsidiaries;

(l) provide or permit a guarantee in respect of the obligations of any Person;

(m) permit a Change of Control that does not provide for the cash repayment of the Secured Obligations in full;

(n) make or incur any capital expenditures in any fiscal year in the aggregate in an amount which exceeds the Budget by the greater of: (i) $1,000,000; or (ii) 25% of the Budget, provided, however; that notwithstanding the foregoing, in no event shall Borrower and its Subsidiaries make or incur any capital expenditures in any fiscal year in the aggregate in an amount which exceeds $1,500,000;

(o) enter into any instrument, contract, document or agreement which prohibits the granting of any Lien or assignment by way of security in the assets of Borrower or any Subsidiary, including a Lien in such instrument, contract, document or agreement except for (i) the SVB Revolving Facility, (ii) restrictions with respect to specific financed Equipment, (iii) customary non-assignment provisions in any instrument, contract, document or agreement and (iv) contracts, documents or agreements for the acquisition of Borrower so long as such contracts, documents or agreements provide for the cash repayment of the Secured Obligations in full;

(p) permit Borrower’s auditors to be other than its existing auditors or a nationally recognized auditing firm or such other auditors consented to by Lender in its reasonable discretion (it being acknowledged by Lender, that KPMG is acceptable);

(q) capitalize any research or development or related services costs unless required under GAAP; or

(r) agree or otherwise commit to take any action described in paragraphs (a) through (q) above.

Section 6.13.	Further Documentation.

Borrower will (and will cause its Subsidiaries to) from time to time at its expense promptly and duly authorize, execute and deliver such further instruments and documents, and take such further action, as Lender may reasonably request for the purpose of preserving the Collateral, and full benefits of, and the rights and powers granted by, the Financing Documents and the Liens granted to Lender therein (including the filing of any financing statements or financing change statements under any applicable legislation, application for the registration or an application for the registration of a rectification with respect to the Collateral and including any steps required to register security on owned real property if necessary).

Section 6.14.	Indemnification.

Borrower shall pay, indemnify, defend, and hold Lender and its officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, Environmental Claims, proceedings, and damages (excluding consequential damages), and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Financing Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Financing Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 6.14 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Secured Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

Section 6.15.	Maintenance of Records.

Borrower will keep and maintain accurate and complete records of the Collateral.

Section 6.16.	Proceeds of Collateral.

After and during the continuance of any Event of Default, all proceeds of the Collateral (including all amounts received in respect of accounts receivable), whether or not arising in the ordinary course of Borrower’s business, shall be, and shall be deemed to be, held separate and apart and received by Borrower as trustee and agent of Lender and, upon Lender’s request, will be immediately paid over to Lender.

Section 6.17.	Notices.

Promptly upon becoming aware of same, Borrower shall provide prompt written notice to Lender in accordance with Section 9.06 hereof, of (i) any Lien (other than the security interests created by this Agreement and Permitted Encumbrances) on, or claim asserted against, any of the Collateral, (ii) the occurrence of any event, claim or occurrence that is or could reasonably be expected to have a Material Adverse Effect on the operations or property of Borrower or the secured position or value of the Collateral, (iii) any change in the location of the chief executive office of Borrower or any Subsidiaries, (iv) any change in the location of any of tangible material Collateral (including additional locations) that has not already been disclosed to Lender, and (v) any material loss of or damage to any portion of the Collateral.

Section 6.18.	Limitations on Modifications, Waivers, Extensions.

Other than in the ordinary course of business, Borrower will not, and will cause its Subsidiaries not to, (i) amend, modify, terminate or waive any provision of any permit, contract or any agreement giving rise to an account in any manner which is or could reasonably be expected have a Material Adverse Effect on Lender’s Liens or the assets, business, operations or prospects of Borrower and the Subsidiaries, or (ii) fail to exercise promptly and diligently its rights under each permit, contract and agreement giving rise to an account if such failure is or could reasonably be expected to have a Material Adverse Effect on Lender’s secured portion or the assets, business, operations or prospects of Borrower and the Subsidiaries.

Section 6.19.	Financial Covenants:

So long as any Secured Obligations remain outstanding hereunder, Borrower shall:

(a) (i) maintain, for the three-month period ending April 30, 2013, measured and calculated as of the last day of such three-month period, EBITDA in an amount not less than negative $3,300,000; (ii) maintain, for the six-month period ending July 31, 2013, measured and calculated as of the last day of such six-month period, EBITDA in an amount not less than negative $6,050,000; (iii) maintain, for the nine-month period ending October 31, 2013, measured and calculated as of the last day of such nine-month period, EBITDA in an amount not less than negative $7,750,000; and (iv) maintain, for the twelve-month period ending January 31, 2014, measured and calculated as of the last day of such twelve-month period, EBITDA in an amount not less than negative $9,000,000. The parties will negotiate in good faith to determine mutually agreeable minimum EBITDA levels for each fiscal quarter occurring after those set forth in this Section 6.19(a), with such determination to be made in a manner consistent with the analysis used to prepare the minimum EBITDA levels set forth above. If the Loans are in good standing when establishing covenants for fiscal quarters occurring after those specifically set forth in the first sentence of this Section 6.19(a), Borrower and Lender agree that the only financial covenant that will be used is an EBITDA-based covenant and that no other financial covenants will be introduced.

(b) If Borrower raises additional equity capital while the Loans are outstanding, Lender will in good faith re-negotiate financial covenants that recognize that additional capital, without an increase in the Warrants or interest rates.

Section 6.20.	Certificate of Compliance.

Borrower covenants that on a monthly basis, Borrower shall furnish to Lender a current certificate of a senior officer of Borrower stating that the representations and warranties contained herein are true and correct as of the date of the certificate with the same force and effect as if such representations and warranties had been made on and as of such time except for such representations and warranties stated to be true as of a specific date, or if such is not the case, specifying the representation or warranty which is not true or correct and giving additional disclosure with respect to such representation or warranty and the action, if any, Borrower or any of its Subsidiaries proposes to take with respect thereto (provided, for the avoidance of doubt, that the accuracy of such representations and warranties shall be assessed giving effect to such additional disclosure as provided by Borrower at the time of making such additional certifications as of the date of such certificate). Borrower covenants that at any time if requested by Lender and at least on a monthly basis, Borrower shall furnish to Lender a current certificate of a senior officer of Borrower stating that Borrower and its Subsidiaries have complied with all covenants, conditions and other requirements contained in any document, instrument or agreement executed and delivered, by any of them to Lender and there has not occurred any Event of Default or non-compliance with any covenant, condition or other requirement contained in the Financing Documents and any other document, instrument or agreement (including any Material Agreement) which would constitute an Event of Default or event which with the giving of notice or the lapse of time or both or, if such is not the case, specifying the covenant, condition or other requirement which has not been complied with and giving particulars of non-compliance and the action, if any, Borrower or any of its Subsidiaries proposes to take with respect thereto.

Section 6.21.	Intellectual Property Collateral.

Without limiting the generality of any other provisions of this Agreement,

(a) If Borrower shall create or obtain rights to any registered Intellectual Property (or any other Intellectual Property Collateral) in addition to those set forth on Schedule 5.19 to the Disclosure Letter (as updated pursuant to the terms of this Agreement), the provisions of this Agreement shall automatically apply thereto and Borrower shall take such action as Lender may reasonably request to perfect its security interest in such registered Intellectual Property, including the execution of a collateral security agreement to be filed with the US PTO, US Copyright Office or any other applicable Governmental Authority. Borrower shall promptly notify Lender, in writing, of any new patent application or issuance or trademark or copyright application or registration in which Borrower has an ownership interest.

(b) Borrower: (i) authorizes Lender, without any further action by Borrower, to amend Schedule 5.19 to the Disclosure Letter to reference any registered Intellectual Property (or any other Intellectual Property Collateral (as defined below)) acquired by Borrower after the date hereof or to delete any reference to any right, title or interest in any registered Intellectual Property (or any other Intellectual Property Collateral) in which Borrower no longer has or claims any right, title or interest; (ii) will promptly (but in any event within ten (10) Business Days after becoming aware thereof) notify Lender of the institution of, or any adverse determination in, any proceeding in the US PTO, US Copyright Office or in any federal, state or foreign court or agency regarding Borrower’s claim of ownership, or the enforceability or validity of any of the Intellectual Property Collateral (other than the expiration of patents at the end of their statutory term), in each case that does or could reasonably be expected to materially and adversely affect the value of any of the Intellectual Property Collateral, taken as a whole, or the ability of Borrower or Lender to dispose of any of the same or the rights and remedies of Lender in relation thereto; (iii) will promptly notify Lender of any suspected infringement of any of the Intellectual Property Collateral by any third party or any claim by any third party that Borrower is infringing upon the intellectual property rights of such third party, in either case that does or could reasonably be expected to, individually or in the aggregate, materially adversely affect the value of the Intellectual Property Collateral, taken as a whole; (iv) concurrently or promptly thereafter with the filing of any patent application or application for registration of any trademark or copyright in the United States, will execute, deliver and record in the appropriate registers and offices in the United States, an appropriate form of a collateral security agreement evidencing Lender’s security interest therein (and, subject to Section 6.20, will do so outside the United States if reasonably requested by Lender); and (v) will keep accurate and complete records in all material respects in respect of the Intellectual Property Collateral.

(c) For the sole purpose of enabling Lender to exercise rights and remedies under this Agreement at such time as Lender shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, Borrower hereby grants to Lender, to the extent Borrower is permitted to grant such license, a nonexclusive license (exercisable without payment of royalty or other compensation to Borrower) to use or sublicense any and all of the Intellectual Property Collateral now owned or hereafter acquired by Borrower, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Lender will only exercise such license upon the occurrence and during the continuance of any Event of Default. Borrower further agrees that, upon the occurrence and during the continuance of any Event of Default, Lender may, to the extent permitted by law, take any or all of the following actions: (i) declare the entire right, title and interest of Borrower in and to the Intellectual Property Collateral vested in Lender, in which event such right, title and interest shall immediately vest in Lender; (ii) take and use and/or sell the Intellectual Property Collateral (or any portion thereof) and carry on the business and use the assets of Borrower in connection with which the Intellectual Property Collateral (or any portion thereof) has been used; (iii) bring suit to enforce the Trademarks, Patents and/or Copyrights or any of the other Intellectual Property Collateral and/or any licenses thereunder or other rights with respect thereto; and (iv) in connection with taking any of the actions described in the foregoing clauses (i) - (iii), direct Borrower to refrain, in which event Borrower shall refrain, from using the Intellectual Property Collateral (or any portion thereof) in any manner whatsoever, directly or indirectly; and (v) execute, in which event Borrower shall execute, such other and further documents that Lender may reasonably request to further confirm the provisions hereof and to further evidence the foregoing rights and remedies. Upon request of Lender, Borrower also shall make available to Lender, to the extent within Borrower’s power and authority, such individuals then in Borrower’s employ to assist in the production, advertisement and sale of the products and services sold under the Trademarks, Copyrights and Patents or any of the other Intellectual Property Collateral, such individuals to be available to perform their prior functions on Lender’s behalf and to be compensated at the expense of Borrower.

(d) Notwithstanding anything else set forth herein or anything contained in any of the other Financing Documents, the taking of actions outside the United States may be required in order to create and/or preserve the perfection and priority of any security interest in the Intellectual Property Collateral that is protected under non-U.S. law, and unless reasonably requested by Lender, Borrower shall not have any obligation to record or file, or take any other actions, to create a perfected Lien on or security interest in any non-U.S. Intellectual Property Collateral, and even if so requested by Lender, Borrower shall only be obligated to do so to the extent that any such Lien on or security interest in non-U.S. Intellectual Property Collateral can be perfected under applicable laws and regulations.

Section 6.22.	Share Pledge.

(a) Following the occurrence of an Event of Default, upon Lender’s request, Borrower shall promptly execute and deliver to Lender pledges of at least sixty-five percent (65%) of its equity interest in each Foreign Subsidiary, along with certificates for the pledged shares, blank stock powers, and such other instruments or documentation reasonably requested by Lender in order to take and perfect a security interest in such equity interests, all in form and substance reasonably acceptable to Lender. Borrower shall at all such times ensure that such pledged stock is not less than sixty-five percent (65%) of its equity interest in each such Subsidiary and shall promptly pledge to Lender any additional shares as are from time to time required to keep the percentage of shares pledged at sixty-five percent (65%).

(b) Following the occurrence of an Event of Default, upon Lender’s request, Borrower shall promptly execute and deliver to Lender pledges of one hundred percent (100%) of its equity interest in each Subsidiary which is formed under the laws of the United States or a state thereof, along with certificates for the pledged shares, blank stock powers, and such other instruments or documentation reasonably requested by Lender in order to take and perfect a security interest in such equity interests, all in form and substance reasonably acceptable to Lender. Borrower shall at all such times ensure that such pledged stock is not less than one hundred percent (100%) of its equity interest in each such Subsidiary and shall promptly pledge to Lender any additional shares as are from time to time required to keep the percentage of shares pledged at one hundred percent (100%).

(c) At Lender’s request, Borrower shall cause each Subsidiary that is not an Excluded Subsidiary (provided that each such Subsidiary at all times meets the requirements of continuing its status as an “Excluded Subsidiary”, as defined herein) to become a party to this Agreement and such other documents as Lender may reasonably request.

Section 6.23.	SVB Loan.

(a) Borrower covenants and agrees that it will deliver an amendment to the SVB Documents to Lender, fully executed by Borrower, Centive, Inc. and SVB, on or before May 31, 2013, pursuant to which (i) the growth capital loan term facility under the SVB Documents is terminated, and no further credit extensions are permitted under such facility, and (ii) the revolving line facility is reduced from a maximum principal amount of $7,000,000 to $5,000,000, each in form and substance acceptable to Lender. For avoidance of doubt, no credit extensions under the growth capital term loan facility shall remain outstanding under the SVB Documents or be permitted by Borrower on or after the date of this Agreement. Borrower covenants and agrees that the SVB Revolving Facility under the SVB Documents shall comply with the maximum principal requirements set forth in the defined term “SVB Revolving Facility” in this Agreement at all times.

(b) Borrower covenants and agrees that all SVB Bank Services (i) shall not exceed an aggregate amount of $1,000,000 at any time, and (ii) shall be secured by cash collateral at all times, other than Bank Services in respect of chargebacks and overdrafts.

ARTICLE VII.

CONDITIONS; TERM OF AGREEMENT.

Section 7.01.	Conditions Precedent to the Initial Extension of Credit.

The obligation of Lender to make Loans, is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below:

(a) the Closing Date shall occur on or before May 31, 2013;

(b) Lender shall have filed all financing statements and recorded, filed and registered such other documents necessary for Lender to perfect Lender’s Lien in the Collateral and shall have received confirmation of such filings, recordings and registrations;

(c) Lender shall have received this Agreement and each of Financing Documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect, and no Default or Event of Default shall exist as of the execution of such documents;

(d) Lender shall have received the Closing Fee;

(e) Lender shall have received a certificate from the Secretary of Borrower attesting to (i) the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Financing Documents, (ii) Borrower’s Governing Documents and (iii) incumbency of officers;

(f) Lender shall have received a certificate of status with respect to Borrower, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

(g) Lender shall have received the Budget, together with a combined balance sheet of Borrower, effective as of the Closing Date;

(h) Lender shall have received such opinion(s) of Borrower’s counsel in form and substance satisfactory to Lender as Lender may reasonably request;

(i) Borrower shall have received all licenses, approvals, consents or evidence of other actions required by any Person in connection with the execution and delivery by Borrower of this Agreement or any other Financing Document or with the consummation of the transactions contemplated hereby and thereby;

(j) Lender shall have received one or more certificates of insurance, together with the endorsements thereto, as are required by Section 6.08, the form and substance of which shall be satisfactory to Lender;

(k) No action, suit, investigation, litigation or proceeding before any arbitrator or Tribunal that could reasonably be expected to have a Material Adverse Effect shall be pending or threatened against Borrower;

(l) Lender shall have completed its business, legal, and collateral due diligence, the results of which shall be satisfactory to Lender in its sole discretion;

(m) Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

(n) Lender shall have received duly executed copies of the Warrant, in form and substance satisfactory to Lender;

(o) Lender shall have received duly executed copies of guaranties from each Guarantor, along with a pledge of securities from such Guarantors, in form and substance satisfactory to Lender;

(p) Lender shall have received duly executed copies of the Subordination Agreement, in form and substance satisfactory to Lender; and

(q) All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

Section 7.02.	Conditions Precedent to all Extensions of Credit.

The obligation of Lender to make any Loans shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Financing Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

(c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Tribunal against Borrower, Lender, or any of their Affiliates.

Section 7.03.	Post Closing Conditions.

(a) Borrower shall deliver to Lender an amendment to the SVB Revolving Facility that complies with requirements of Section 6.23 and other applicable provisions of this Agreement, in form and substance acceptable to Lender, on or before May 31, 2013.

(b) Borrower shall provide a fully executed securities account control agreement for the benefit of Lender, in form and substance acceptable to Lender, with respect to its account maintained with SVB Securities (as set forth on Schedule 5.31 to the Disclosure Letter) on or before the date fifteen (15) days from the Closing Date.

(c) Borrower shall provide fully executed Collateral Access Agreements or bailee waivers, as applicable, in form and substance acceptable to Lender, with respect to Borrower’s locations in (i) San Jose, CA and (ii) Denver, Colorado; and Borrower’s server and storage device location in Santa Clara, CA (each as set forth on Schedule 5.27 to the Disclosure Letter), on or before the date thirty (30) days from the Closing Date.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01.	Events of Default.

Any of the following shall constitute an Event of Default under this Agreement:

(a) failure by Borrower or any Guarantor to pay in cash (i) principal, when due and payable, or (ii) all or any other part of the Secured Obligations (including, without limitation, interest payments due hereunder) within three (3) Business Days after such payments become due and payable;

(b) Borrower or any Subsidiary ceases or threatens to cease to carry on business in the normal course or any material part of its business;

(c) Borrower or any of its Subsidiaries taken as a whole becomes unable to satisfy its liabilities as they become due and/or at any time the realizable value of Borrower’s and any of its Subsidiaries’ assets taken as a whole (including intangible assets) is less than the aggregate sum of its liabilities, or any of them otherwise commit an act of bankruptcy;

(d) Borrower, any Subsidiary, any creditor of Borrower or any Subsidiary or any other Person institutes any proceeding or takes any corporate action or executes any agreement in connection with the commencement of any proceeding (and, with respect to any involuntary proceeding by an unsecured creditor of Borrower, such proceeding is not released, dismissed, vacated or fully bonded within 60 days after commencement):

(i) seeking to adjudicate Borrower or any Subsidiary a bankrupt or insolvent;

(ii) seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of Borrower or any Subsidiary or any material part of their property or debt, or making a proposal with respect to Borrower or any Subsidiary under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or

(iii) seeking appointment of a receiver, receiver and manger, trustee, agent, custodian, monitor, liquidator or similar official for Borrower or any Subsidiary or for any part of their properties and assets or for any part of the Collateral;

(e) a receiver, conservator, trustee, custodian, monitor, liquidator or similar official is appointed in respect of Borrower or any Subsidiary or any of the Collateral;

(f) the occurrence of any default, or any event or condition which, with the, giving of notice or passage of time, or both, would constitute a default by Borrower or any Subsidiary under the terms of any other Indebtedness or any Material Agreement in excess of $500,000;

(g) if any representation or warranty made by Borrower or any Subsidiary in any of the Financing Documents or any other document, instrument or agreement executed and delivered by Borrower or any Subsidiary at any time to or in favor of Lender is untrue or incorrect in any material respect as of the date on which it is made;

(h) Borrower or any Subsidiary fails to observe the covenant set forth in Sections 6.12, 6.19, 6.23 or 7.03; or Borrower or any Subsidiary fails to observe the covenant set forth in Section 6.11 and has failed to cure such default within three days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof;

(i) Borrower or any Subsidiary fails to observe any other term, covenant or agreement contained herein or in any of the Financing Documents or any other document, instrument or agreement executed and delivered by Borrower or any Subsidiary at any time to or in favor of Lender and Borrower has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default;

(j) a notice is sent to or received by Borrower or any Subsidiary from any creditor with respect to the intention of such creditor to enforce its Lien with respect to any material portion of Borrower’s or such Subsidiary’s property or any such creditor becomes entitled to enforce or otherwise enforces or takes possession of any of such property, as the case may be, unless (i) such

Liens are discharged, stayed or released within 10 days or (ii) such notice is being contested in good faith by appropriate legal proceedings, reserves satisfactory to Lender in its discretion have been taken and such notice will not result in, or does not involve, any prospect of the enforcement of such Lien or the sale or forfeiture or loss of any of the property of Borrower or Subsidiary, as the case may be, that is subject to such notice;

(k) Borrower or any Subsidiary challenges or threatens to challenge the validity or enforceability of any of the Financing Documents or terminates or repudiates any of them or attempts to do so, or such Financing Documents or any other document, instrument, agreement or certificate executed and delivered by Borrower or any of its Subsidiaries to Lender shall cease to be in full force and effect or fail, in whole or in part, to constitute a legal, valid, binding and enforceable obligation of Borrower or any of its Subsidiaries, as the case may be;

(l) [Intentionally omitted.];

(m) a distress, execution, warrant, garnishment, attachment, sequestration, levy, writ, or any similar process is issued or enforced upon or against all or any part of the Collateral, or any third party demand is issued by a governmental authority, administrative body or any taxation authority in respect of Borrower or all or any part of the Collateral and such claims remain unsatisfied, unvacated or unstayed for a period of 30 days;

(n) any material portion of the Collateral is damaged or destroyed if proceeds of insurance do not either (i) adequately compensate Lender if Borrower or any Guarantor does not continue to operate, or (ii) adequately compensate Borrower or any Guarantor in such a way as to allow it to continue to operate consistent with historical practice and performance;

(o) One or more judgments rendered against Borrower or any Subsidiary with respect to infringement of any intellectual property rights and which is reasonably expected to have a Material Adverse Effect on Borrower and (i) such judgments are not within thirty (30) Business Days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal or such judgments are not discharged prior to the expiration of any such stay;

(p) this Agreement shall cease to create a valid Lien in favor of Lender or Lender’s Lien ceases to be a perfected, first priority Lien in the Collateral (subject to Permitted Encumbrances);

(q) any resolution is passed for, the winding up, dissolution or liquidation or amalgamation of Borrower or any of its Subsidiaries (other than any Inactive Subsidiary) other than with or into Borrower or another Subsidiary or if Borrower or any of its Subsidiaries (other than any Inactive Subsidiary) loses its charter by expiration, cancellation, forfeiture or otherwise and such charter is not reinstated within three days;

(r) there is an adverse qualification to any of the financial statements of Borrower or its Subsidiaries by its auditors (other than a going concern qualification);

(s) a Change of Control occurs; or

(t) if for any reason other than applicable law there is any restriction on or inability of Borrower to issue the Warrant or shares issuable upon the exercise of the rights therein as fully paid and non-assessable shares in accordance with the terms thereof.

Section 8.02.	Lender’s Remedies Upon Default.

(a) Upon the occurrence, and during the continuation, of an Event of Default, Lender may exercise any of the rights and remedies of a secured party under the UCC and any other rights and remedies provided for in this Agreement or any other Financing Document or otherwise available to it at law or in equity, such rights and remedies to include, without limitation, the following, all of which are authorized by Borrower:

(i) Declare all Secured Obligations, whether evidenced by this Agreement, by any of the other Financing Documents, or otherwise, immediately due and payable;

(ii) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Financing Documents, or under any other agreement between Borrower and/or any Guarantor, and Lender;

(iii) Terminate this Agreement and any of the other Financing Documents as to any future liability or obligation of Lender, but without affecting any of Lender’s Liens in the Collateral and without affecting the Secured Obligations;

(b) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender in its sole discretion considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment of such Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

(c) Cause Borrower and/or any Guarantor to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other assets of Borrower (or such Guarantor) or in Borrower’s (or such Guarantor’s) possession and conspicuously label said returned Inventory, as the property of Lender;

(d) Without notice to or demand upon Borrower or any Guarantor, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble, and to cause each Guarantor to assemble, the Collateral if Lender so requires, and to make the Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s determination appears to conflict with Lender’s Liens and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Without notice to Borrower or any Guarantor (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the UCC), set off and apply to the Secured Obligations any and all (i) balances and deposits of Borrower or any Guarantor held by Lender (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower or any Guarantor held by Lender;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Lender a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(h) Lender shall give notice of the disposition of the Collateral as follows, which form and manner of notice Borrower hereby agrees shall be commercially reasonable:

(i) Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 9.06, at least 10 days before the earliest time of disposition set forth in the notice; provided that no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(i) Lender may credit bid and purchase at any public sale;

(j) Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to, operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(k) Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Financing Document; and

(l) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Lender to Borrower.

Section 8.03.	Remedies Cumulative.

The rights and remedies of Lender under this Agreement, the other Financing Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

Section 8.04.	Notice of Event of Default.

Borrower shall promptly give notice in writing to Lender of the occurrence of any Event of Default or other event which, with the lapse of time or giving of notice or otherwise, would be an Event of Default, forthwith upon becoming aware thereof. Such written notice shall specify the nature of such default or Event of Default and the steps taken to remedy the same.

Section 8.05.	Default under Other Encumbrances.

Any amount paid by Lender before or after the occurrence of an Event of Default on account of monies payable under any Lien upon the Collateral or any part thereof shall be repaid by Borrower to Lender on demand and shall:

(a) be added to the Secured Obligations and constitute a charge upon the Collateral; and

(b) bear interest at the rate equal to the Post Default Rate per annum as a reasonable and genuine pre-estimate of damages and not as a penalty.

Section 8.06.	Judgment.

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of Borrower to perform the Secured Obligations nor shall such operate as a merger of any covenant or affect the right of Lender to receive interest at the specified rate, and any judgment shall bear interest at such rate.

Section 8.07.	Application of Proceeds.

Any and all amounts received on account of the Secured Obligations after (a) the Loans have automatically become immediately due and payable, or (b) the exercise of remedies by Lender, shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the other Financing Documents; second to accrued interest on the Loans; third to fees, if any; fourth pro rata to the principal portion of the Loans; fifth to any and all remaining Secured Obligations; and, sixth any excess shall be paid to Borrower or to such other party as otherwise required by law.

Section 8.08.	Limitation of Liability.

Lender shall not be liable by reason of any entry into or taking possession of any of the Collateral charged or intended to be charged by the Security Documents or any part thereof, to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or any act or omission for which a secured party in possession might be liable. Lender shall not, by virtue of these presents, be deemed to be a mortgagee in possession of the Collateral. Lender shall not be liable or accountable for any failure to exercise its remedies, take possession of, seize, collect, realize, sell, lease or otherwise dispose of or obtain payment for the Collateral and shall not be bound to institute proceedings for such purposes or for the purpose of preserving any rights, remedies or powers of Lender, Borrower or any other person in respect of same. Borrower hereby releases and discharges Lender from every claim of every nature, whether sounding in damages or not, which may arise or be caused to Borrower or any person claiming through or under Borrower by reason or as a result of anything done or omitted to be done, as the case maybe, by Lender or any successor or assign claiming through or under Lender under the provisions of this Agreement, unless such claim is the result of Lender’s gross negligence or willful misconduct.

ARTICLE IX.

GENERAL

Section 9.01.	Releases.

Lender may in its discretion from time to time release any part of the Collateral or any other security either with or without any sufficient consideration therefor, without responsibility therefor and without thereby releasing any other part of the Collateral or any other security or any Person from the security created by this Agreement or any of the Financing Documents or from any of the covenants herein contained. Each and every portion into which the Collateral is or may hereafter be divided does and shall stay charged with the Secured Obligations. No Person shall have the right to require the Secured Obligations to be apportioned and Lender shall not be accountable to Borrower for any moneys except those actually received by Lender.

Section 9.02.	Expenses.

Borrower shall promptly pay to Lender on demand all of Lender’s costs, charges and expenses in connection with the enforcement by any means of any provisions hereof or any of the Financing Documents or the exercise of any rights, powers or remedies hereunder or any of the Financing Documents, including all such costs, charges and expenses in connection with taking possession, maintaining, completing, preserving, protecting, collecting or realizing upon all or any part of the Collateral.

Section 9.03.	Governing Law; Jurisdiction.

This Agreement shall be exclusively (without regard to any rules or principles relating to conflicts of laws) governed by, enforced and construed in accordance with the laws of the state of California. Borrower hereby irrevocably and unconditionally consents, for itself and its property, to the non-exclusive jurisdiction of the courts of the state of California and the federal courts of the United States located therein with respect to any matter arising under or relating to this Agreement or any of the other Financing Documents. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to any Financing Document against Borrower or its properties in the courts of any jurisdiction.

Section 9.04.	Whole Agreement.

This Agreement and other Financing Documents and any and all other documents ancillary thereto and executed and delivered in connection therewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof

Section 9.05.	Time.

Time shall be of the essence of all provisions of this Agreement and the other Financing Documents.

Section 9.06.	Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during, or within three (3) Business Days prior to, a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the postmarked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day of the sending (provided it was sent before 4:30 p.m. Toronto, Ontario time) and the applicable printed facsimile record shall be definitive evidence of the time and date of such facsimile transmission, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated- below or to an employee of the addressee at such address with responsibility for matters to which the information relates. Notice of change of address shall also be governed by this Section 9.06. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other, communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with the foregoing. Notices and other communications shall be addressed as follows:

(a)	if to Borrower:

Xactly Corporation

225 West Santa Clara Street, Suite 1200

San Jose, CA 95113

Attention: Joe Consul, Chief Financial Officer

Facsimile:

(b)	if to Lender:

Wellington Financial Fund IV

333 Bay Street, Suite 1620

Toronto, Ontario

M5H 2R2

Attention: Mark Usher, Partner

Facsimile:

Section 9.07.	Successors and Assigns.

This Agreement shall be binding on Borrower and its successors and assigns and shall inure to the benefit of Lender and its successors and permitted assigns. Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Lender which it may exercise in its sole and absolute discretion. Lender may only assign this Agreement in accordance with the provisions hereof. Borrower shall maintain a register for the recordation of the names and addresses of Lender and its assignees, and the amounts of principal and interest owing to any of them hereunder from time to time (the “Register”), in order to establish that Borrower’s obligations hereunder are in registered form for purposes of Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Register shall be the only means of transfer hereunder and shall be conclusive absent manifest error, and Borrower, Lender and its assignees shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Lender shall provide Borrower with reasonable notice of any such transfer, and the Register shall be updated by Borrower to reflect such transfer. The Register shall be available for inspection by Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 9.08.	[Reserved.]

Section 9.09.	Jury Trial Waiver; Judicial Reference.

Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. BORROWER AND LENDER WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Financing Document. If the waiver of jury trial set forth in Section 9.09 is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding. In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 9.09, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

Section 9.10.	Confidentiality.

In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Loans (provided, however, Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) as otherwise required in connection with Lender’s examination or audit; (e) as Lender considers appropriate in exercising remedies under the Financing Documents; and (f) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. Confidential information includes all materials labeled confidential or proprietary, or that reasonably appear to be confidential or proprietary because of other legends or markings, the circumstances of disclosure, or the nature of the information itself, and shall in all events include all board materials and all financial information. Confidential information does not include information that is either: (i) in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (ii) disclosed to Lender through no fault by Lender by a third party if Lender does not know that the third party is prohibited from disclosing the information.

Section 9.11.	Counterparts.

This Agreement may be executed in several counterparts and by facsimile transmission, each of which shall be deemed to be an original and all of which when taken together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF Borrower and Lender have executed this Agreement under seal by its duly authorized signing officer as of date first written above.

XACTLY CORPORATION

By	/s/ Christopher W. Cabrera
	Name:	Christopher W. Cabrera,
as President and CEO
Authorized Signing Officer

WF FUND IV LIMITED PARTNERSHIP, c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV

By	/s/ Mark Usher
	Name:	Mark Usher
Authorized Signing Officer

HOLDER OF THIS SECURED TERM PROMISSORY NOTE ACKNOWLEDGES THAT SUCH NOTE IS JUNIOR IN PRIORITY TO SILICON VALLEY BANK PURSUANT TO A SUBORDINATION AGREEMENT BETWEEN SILICON VALLEY BANK AND WELLINGTON FINANCIAL LP

SECURED TERM PROMISSORY NOTE

$10,000,000	Date: May 31, 2013

FOR VALUE RECEIVED, XACTLY CORPORATION, a corporation duly organized and validly existing under the laws of Delaware (the “Borrower”) hereby promises to pay to the order of WF FUND IV LIMITED PARTNERSHIP (c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV) or the holder of this Note (the “Lender”) at such place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Ten Million Dollars ($10,000,000), together with interest at the rate as set forth in the Loan Agreement (defined below).

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated May 31, 2013, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Financing Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note. Reference to the Loan Agreement shall not affect or impair the absolute and unconditional obligation of the Borrower to pay all principal and interest and premium, if any, under this Promissory Note upon demand or as otherwise provided herein

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

XACTLY CORPORATION

By:

Title:

Name:

HOLDER OF THIS SECURED OPERATING LOAN REVOLVING PROMISSORY NOTE ACKNOWLEDGES THAT SUCH NOTE IS JUNIOR IN PRIORITY TO SILICON VALLEY BANK PURSUANT TO A SUBORDINATION AGREEMENT BETWEEN SILICON VALLEY BANK AND WELLINGTON FINANCIAL LP

SECURED OPERATING LOAN REVOLVING PROMISSORY NOTE

$2,000,000	Date: May 31, 2013

FOR VALUE RECEIVED, XACTLY CORPORATION, a corporation duly organized and validly existing under the laws of Delaware (the “Borrower”) hereby promises to pay to the order of WF FUND IV LIMITED PARTNERSHIP (c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV) or the holder of this Note (the “Lender”) at such place of payment as the holder of this Secured Operating Loan Revolving Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Two Million Dollars ($2,000,000), or such other principal amount as Lender has advanced to Borrower, together with interest at the rate as set forth in the Loan Agreement (defined below).

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement, dated May 31, 2013, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Financing Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note. Reference to the Loan Agreement shall not affect or impair the absolute and unconditional obligation of the Borrower to pay all principal and interest and premium, if any, under this Promissory Note upon demand or as otherwise provided herein

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

XACTLY CORPORATION

By:

Title:

Name:

FIRST AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement is entered into as of June 28, 2013 (the “Amendment”) by and between XACTLY CORPORATION (“Borrower”) and WF FUND IV LIMITED PARTNERSHIP, as assigned by WF FUND III LIMITED PARTNERSHIP (c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV) (“Lender”).

RECITALS

Borrower and Lender are parties to that certain Loan and Security Agreement, dated as of May 31, 2013 (as the same may from time to time be further amended, modified, supplemented or restated, the “Agreement”). Lender has agreed to waive certain post-closing conditions under the Agreement, and amend the Agreement in accordance with such waiver.

NOW, THEREFORE, the parties agree as follows:

1. Section 7.03(c) of the Agreement is amended to read as follows:

(c) Borrower shall provide fully executed Collateral Access Agreements or bailee waivers, as applicable, in form and substance acceptable to Lender, with respect to Borrower’s server and storage device location in Santa Clara, CA (as set forth on Schedule 5.27 to the Disclosure Letter), on or before the date thirty (30) days from the Closing Date.

2. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and reaffirmed by Borrower in all respects.

3. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (except for such representations and warranties referring to another date, which respresentations and warranties are true and correct as of such date), and that, upon execution and delivery of this Amendment, no Event of Default has occurred and is continuing. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Lender under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5. As a condition to the effectiveness of this Amendment, Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) this Amendment, duly executed by Borrower;

(b) payment of Lender Expenses incurred through the date of this Amendment; and

(c) such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

XACTLY CORPORATION

By:	/s/ Joe Consul
Name:	Joe Consul
Title:	Chief Financial Officer

WF FUND IV LIMITED PARTNERSHIP (c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV)

By:	/s/ Mark Usher
Name:	Mark Usher
Title:	Partner

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement is entered into as of August 29 , 2013 (the “Amendment”) by and between XACTLY CORPORATION (“Borrower”) and WF FUND IV LIMITED PARTNERSHIP, as assigned by WF FUND III LIMITED PARTNERSHIP (c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV) (“Lender”).

RECITALS

Borrower and Lender are parties to that certain Loan and Security Agreement, dated as of May 31, 2013, as amended by that certain First Amendment to Loan and Security Agreement, dated as of June 28, 2013 (as the same may from time to time be further amended, modified, supplemented or restated, the “Agreement”). Borrower has requested, Lender has agreed, to amend and restate certain provisions under the Agreement in accordance with the terms of this Amendment, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. Section 6.12(n) of the Agreement is amended and restated to read as follows:

“(n) make or incur any capital expenditures in any fiscal year in the aggregate in an amount which exceeds the Budget by the greater of (i) $1,000,000; or (ii) 25% of the Budget, provided however; that notwithstanding the foregoing, (A) Borrower and its Subsidiaries may make or incur capital expenditures in the 2013 fiscal year in the aggregate amount of up to $2,500,000; and (B) in no event shall Borrower and its Subsidiaries make or incur any capital expenditures in any fiscal year in the aggregate in an amount which exceeds $1,500,000 in any fiscal year after the fiscal year ending 2013;”

2. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and reaffirmed by Borrower in all respects.

3. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (except for such representations and warranties referring to another date, which representations and warranties are true and correct as of such date), and that, upon execution and delivery of this Amendment, no Event of Default has occurred and is continuing. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Lender under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5. As a condition to the effectiveness of this Amendment, Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) this Amendment, duly executed by Borrower;

(b) payment of Lender Expenses incurred through the date of this Amendment, and

(c) such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

XACTLY CORPORATION

By:	/s/ Joseph C. Consul
Name:	Joseph C. Consul
Title:	CFO

WF FUND IV LIMITED PARTNERSHIP (c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV)

By:	/s/ Mark Usher
Name:	Mark Usher
Title:	Partner

THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement is entered into as of January 15, 2014 (the “Amendment”) by and between XACTLY CORPORATION (“Borrower”) and WF FUND IV LIMITED PARTNERSHIP, as assigned by WF FUND III LIMITED PARTNERSHIP (c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV) (“Lender”).

RECITALS

Borrower and Lender are parties to that certain Loan and Security Agreement, dated as of May 31, 2013, as amended by that certain First Amendment to Loan and Security Agreement, dated as of June 28, 2013, and that certain Second Amendment to Loan and Security Agreement, dated as of August 29, 2013 (as the same may from time to time be further amended, modified, supplemented or restated, the “Agreement”), and that certain Intellectual Property Security Agreement, dated as of May 31, 2013 (as the same may from time to time be further amended, modified, supplemented or restated, the “IP Security Agreement”). Borrower has requested, Lender has agreed, to amend and restate certain provisions under the Agreement and the IP Security Agreement in accordance with the terms of this Amendment, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms are hereby added to Section 1.01 of the Agreement in the appropriate alphabetical order:

“2014 SVB Amendment” has the meaning set forth in Section 6.23(c)(i);”

“Initial Public Offering Milestone” means Borrower’s initial public offering of securities occurring on or before January 1, 2015;”

“Term II Loan” has the meaning set forth in Section 2.01(c);”

“Term II Loan Commitment” means an amount not to exceed Three Million Dollars ($3,000,000) at any time;”

“Term II Loan Interest Rate” means a rate per annum equal to nine and one-half percent (9.50%);”

“Term II Loan Maturity Date” means the earlier of:

(a) (1) In the event Borrower achieves the Initial Public Offering Milestone, then May 31, 2016, which date may be extended, at the option of Borrower, (A) to May 31, 2017, so long as (i) no Default or Event of Default has occurred and is continuing, and (ii) Borrower notifies Lender, in writing, of its desire to extend the Term Loan Maturity Date on or at least 10 days immediately before May 31, 2016; and (B) to May 31, 2018, so long as (i) no Default or Event of Default has occurred and is continuing, and (ii) Borrower notifies Lender, in writing, of its desire to extend the Term Loan Maturity Date on or at least 10 days immediately before May 31, 2017; and (2) in the event Borrower does not achieve the Initial Public Offering Milestone, then June 1, 2016;

(b) the date on which Lender accelerates repayment of the Secured Obligations upon the occurrence of an Event of Default, provided that for greater certainty, “Maturity Date” in this context means at a time no later than prior to or contemporaneous with the Event of Default; and

(c) Immediately prior to the consummation of a Change of Control;”

“Term II Loan Note” has the meaning set forth in Section 2.02(c);”

“Third Amendment Closing Date” means the effective date of that certain Third Amendment to Loan and Security Agreement;”

“Third Amendment Fee” has the meaning attributed thereto in Section 2.03;”

2. The following defined terms in Section 1.01 of the Agreement are hereby amended and restated to read as follows:

“Financing Documents” means this Agreement, the First Amendment to Loan and Security Agreement, dated as of June 28, 2013, by and between Borrower and Lender, the Second Amendment to Loan and Security Agreement, dated as of August 29, 2013, by and between Borrower and Lender, the Third Amendment to Loan and Security Agreement, dated as of January 15, 2014, by and between Borrower and Lender, the Warrant, the Warrant issued in connection with the Third Amendment to Loan and Security Agreement, the Term Loan Note, the Operating Loan Note, the Term II Loan Note, the Subordination Agreement, the Affirmation of Guaranty, the Affirmation and First Amendment to Subordination Agreement, the Security Documents, all Additional Documents, and any other document, amendment, instrument or agreement now or hereafter entered into in connection with the Loans, the Secured Obligations or the Collateral;”

“Loan(s)” means the Term Loan, the Operating Loan and the Term II Loan;”

“Subordination Agreement” means that certain subordination agreement between Silicon Valley Bank and Lender, as amended by Silicon Valley Bank and Lender from time to time in writing;”

“SVB Revolving Facility” means (i) prior to the 2014 SVB Amendment, that certain revolving facility evidenced by an Amended and Restated Loan and Security Agreement, dated as of August 10, 2012 by and among Borrower, Centive, Inc. and Silicon Valley Bank, as amended, restated, supplemented, refinanced, renewed, extended or otherwise modified from time to time, so long as the aggregate principal amount thereof does not exceed Five Million Dollars ($5,000,000) at any time, all of which shall be on account of a revolving facility; and (ii) following the closing date of the 2014 SVB Amendment, that certain revolving facility evidenced by an Amended and Restated Loan and Security Agreement, dated as of August 10, 2012 by and among Borrower, Centive, Inc. and Silicon Valley Bank, as amended, restated, supplemented, refinanced, renewed, extended or otherwise modified from time to time, so long as the aggregate principal amount thereof does not exceed Eight Million Dollars ($8,000,000) at any time, all of which shall be on account of a revolving facility;”

3. Section 2.01(c) of the Agreement is hereby amended and restated to read as follows:

“(c) Term II Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make one term loan on the Closing Date in the original principal amount of Three Million Dollars ($3,000,000) (the “Term II Loan”). Amounts prepaid or repaid in respect of the Term II Loan may not be reborrowed.”

4. A new Section 2.01(d) is hereby added to the Agreement to read as follows:

“(d) Termination of Commitments. Unless previously terminated pursuant to the terms of this Agreement, (i) Lender’s commitment to make the Term Loan shall automatically terminate on the Closing Date; (ii) Lender’s commitment to make any Operating Loan shall automatically terminate on the Operating Loan Maturity Date; and (iii) Lender’s commitment to make the Term II Loan shall automatically terminate on the Third Amendment Closing Date.”

5. The following sentence is hereby added to the end of Section 2.02(a) (Minimum Amounts):

“The Term II Loan shall be fully funded on the Third Amendment Closing Date.”

6. The following sentence is hereby added to the end of Section 2.02(c) (Notes; Records):

“The Term II Loan shall be evidenced by a single promissory note of Borrower (the “Term II Loan Note”) substantially in the form of Exhibit B-3, dated as of the Third Amendment Closing Date, payable to Lender in a principal amount equal to the Term II Loan Commitment.”

7. The following sentence is hereby added to the end of Section 2.03 (Closing Fee):

“On the Third Amendment Closing Date, Borrower shall pay Lender a fee equal to Forty-Five Thousand Dollars ($45,000) on account of the Term II Loan (the “Third Amendment Fee”), which fee shall be fully earned and non-refundable on the Third Amendment Closing Date.”

8. A new Section 3.01(c) is hereby added to the Agreement to read as follows:

“(c) Term II Loan. Borrower hereby unconditionally promises to pay to Lender the outstanding principal amount of the Term II Loan on the applicable Term II Loan Maturity Date, provided further that in the event that Borrower does not achieve the Initial Public Offering Milestone, the Term II Loan shall be payable in eighteen (18) equal monthly installments of principal, plus accrued interest, beginning on January 1, 2015, and continuing on the same day of each month thereafter through the Term II Loan Maturity Date, at which time all amounts owing with respect to the Term II Loan shall be immediately due and payable.”

9. The words “and the Term II Loan” are hereby added following the words “Term Loan” in Section 3.02(c) of the Agreement.

10. Section 3.02(f) of the Agreement is hereby by amended and restated to read as follows:

“(f) Accrued Interest. In addition to the interest paid under this Section, interest will accrue on the unpaid principal amount of each of the Term Loan and the Term II Loan at a per annum rate equal to two and one half percent (2.5%). Borrower hereby unconditionally promises to pay that interest to Lender on the earliest of (x) the Term Loan Maturity Date and Term II Loan Maturity Date, as applicable; (y) the date that Borrower repays in cash all obligations owing under this Agreement; and (z) the date that all amounts become due under this Agreement.”

11. A new Section 3.02(g) is hereby added to the Agreement to read as follows:

“(g) Term II Loan. Borrower hereby unconditionally promises to pay to Lender interest on the unpaid principal amount of the Term Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate equal to the Term II Loan Interest Rate.”

12. A new Section 3.03(c) is hereby added to the Agreement to read as follows:

“(c) Term II Loan. Borrower shall have the right to prepay some or all of the Term II Loan, provided that in connection with any prepayment of the Term II Loan made pursuant to this Section 3.03(c): (A) (i) on or before the first anniversary of the Closing Date, Borrower shall pay to Lender an amount equal to the sum of (x) the interest that would have been otherwise payable to Lender under the Term II Loan until and through the first anniversary of the Closing Date; plus (y) a fee equal to two and one-half percent (2.5%) of the principal amount being prepaid; (ii) after the first anniversary of the Closing Date, and through the day before the second anniversary of the Closing Date, Borrower shall pay to Lender a fee equal to one and one-half percent (1.5%) of the principal amount of the Term II Loan being prepaid; and (iii) on and after the second anniversary of the Closing Date, and through the third anniversary of the Closing Date, Borrower shall pay to Lender a fee equal to one percent (1.0%) of the principal amount of the Term II Loan being prepaid (as applicable, the “Term II Prepayment Fee”); and (B) any prepayment of the Term II Loan made pursuant to this Section 3.03(c) shall be in increments of $500,000, or if the remaining outstanding obligations under the Term II Loan are less than $500,000, then such lesser amount, unless the Term II Loan is being paid in full. The Prepayment Fee shall be fully earned when paid. For greater certainty, this Section 3.03(c) and the Term II Prepayment Fee shall apply to any payments required to be made pursuant to Section 3.04(c) by Borrower to Lender upon a Change of Control.”

13. Section 3.04(c) of the Agreement is hereby amended in its entirety to read as follows:

“(c) Change in Control. As a condition to closing any Change in Control, Borrower shall forthwith prepay the Loans in full, together with accrued and unpaid interest thereon, and all other amounts payable under this Agreement, and the Operating Loan Commitment, the Term Loan Commitment and the Term II Loan Commitment shall be automatically reduced to zero. Without limiting the foregoing, and for avoidance of doubt, (i) in the event that the Term Loan is prepaid pursuant to the terms of this Section 3.04(c), Borrower shall pay to Lender an amount equal to the applicable Prepayment Fee set forth in Section 3.03(b); and (ii) in the event that the Term II Loan is prepaid pursuant to the terms of this Section 3.04(c), Borrower shall pay to Lender an amount equal to the applicable Term II Prepayment Fee set forth in Section 3.03(c).”

14. The words “and the Term II Loan” shall be added following the words “Term Loan” in Section 3.05(c).

15. Section 6.12(n) of the Agreement is hereby amended and restated to read as follows:

“(n) make or incur any capital expenditures in any fiscal year in the aggregate in an amount which exceeds the Budget by the greater of: (i) One Million Dollars ($1,000,000); or (ii) 25% of the Budget, provided, however; that notwithstanding the foregoing, (A) Borrower and its Subsidiaries may make or incur capital expenditures in Borrower’s fiscal year ending January 31, 2014 in the aggregate amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000); and (B) Borrower and its Subsidiaries may make or incur capital expenditures in Borrower’s fiscal year ending January 31, 2015 in the aggregate amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000);”

16. Section 6.19(a) of the Agreement is hereby amended and restated to read as follows:

“(a) (i) maintain, for the three-month period ending April 30, 2013, measured and calculated as of the last day of such three-month period, EBITDA in an amount not less than negative $3,300,000; (ii) maintain, for the six-month period ending July 31, 2013, measured and calculated as of the last day of such six-month period, EBITDA in an amount not less than negative $6,050,000; (iii) maintain, for the nine-month period ending October 31, 2013, measured and calculated as of the last day of such nine-month period, EBITDA in an amount not less than negative $7,750,000; (iv) maintain, for the twelve-month period ending January 31, 2014, measured and calculated as of the last day of such twelve-month period, EBITDA in an amount not less than negative $9,000,000; (v) maintain, for the three-month period ending April 30, 2014, measured and calculated as of the last day of such three-month period, EBITDA in an amount not less than negative $4,000,000; (vi) maintain, for the six-month period ending July 31, 2014, measured and calculated as of the last day of such six-month period, EBITDA in an amount not less than negative $8,350,000; (vii) maintain, for the nine-month period ending October 31, 2014, measured and calculated as of the last day of such nine-month period, EBITDA in an amount not less than negative $12,000,000; and (viii) maintain, for the twelve-month period ending January 31, 2015, measured and calculated as of the last day of such twelve-month period, EBITDA in an amount not less than negative $14,000,000. Reasonable documented costs incurred by Borrower in connection with Borrower’s initial public offering, if any, shall be excluded from EBITDA calculations under this Section 6.19(a). The parties will negotiate in good faith to determine mutually agreeable minimum EBITDA levels for each fiscal quarter occurring after those set forth in this Section 6.19(a), with such determination to be made in a manner consistent with the analysis used to prepare the minimum EBITDA levels set forth above. If the Loans are in good standing when establishing covenants for fiscal quarters occurring after those specifically set forth in parts (i) through (iv) the first sentence of this Section 6.19(a), Borrower and Lender agree that the only financial covenant that will be used is an EBITDA-based covenant and that no other financial covenants will be introduced.

17. A new Section 6.23(c) of the Agreement is hereby added to the Agreement to read as follows:

“(c)

(i) Borrower shall deliver to Lender the draft amendment to the SVB Documents (prior to the closing of same) for Lender’s review and approval, whereby the Borrower’s revolving facility with SVB is increased from a maximum principal amount of $5,000,000, to a maximum principal amount of Eight Million Dollars ($8,000,000) (the “2014 SVB Amendment”), in form and substance acceptable to Lender; and following the closing, Borrower shall deliver to Lender the 2014 SVB Amendment to the SVB Documents to Lender, fully executed by Borrower, Centive, Inc. and SVB, in form and substance acceptable to Lender;

(ii) In the event that Borrower does not achieve the Initial Public Offering Milestone, Lender and Borrower agree that Borrower’s payments with respect to the additional Three Million Dollars ($3,000,000) made available to Borrower under the SVB Revolving Facility pursuant to the 2014 SVB Amendment shall be made in eighteen (18) equal monthly installments of principal, plus accrued interest, beginning on January 1, 2015, and continuing on the same day of each month thereafter through June 1, 2016, the final maturity date of same, and shall be paid by Borrower accordingly, unless paid by Borrower prior to such dates. Such payment terms may be reviewed and revised by Lender following Lender’s review of Borrower’s 2016 Budget, in Lender’s discretion.”

18. A new Exhibit B-3 is hereby added to the Agreement in the form attached hereto.

19. Exhibit C attached to the IP Security Agreement is hereby amended and replaced with Exhibit C attached hereto.

20. Schedules 1.01 (Permitted Encumbrances), 1.01 (Permitted Indebtedness), 5.27 (Location of Assets) and 5.31 (DDAs) to the Disclosure Letter are hereby amended and restated as set forth on Annex I.

21. The third and fourth bulleted items in Schedule 5.19 (Intellectual Property) to the Disclosure Letter are hereby amended and restated as set forth on Annex II.

22. The Agreement and Financing Documents are each hereby amended wherever necessary to reflect the changes described herein.

23. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and reaffirmed by Borrower in all respects.

24. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (except for such representations and warranties referring to another date, which representations and warranties are true and correct as of such date), and that, upon execution and delivery of this Amendment, no Event of Default has occurred and is continuing. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Lender under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

25. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

26. As a condition to the effectiveness of this Amendment, Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) this Amendment, duly executed by Borrower;

(b) a Warrant to purchase capital stock of Borrower, duly executed by Borrower;

(c) a Promissory Note, duly executed by Borrower;

(d) an Affirmation and First Amendment to Subordination Agreement, duly executed by Borrower, Guarantor and Silicon Valley Bank;

(e) an Affirmation of Guaranty, duly executed by Guarantor;

(f) resolutions from the Guarantor for the Affirmation of Guaranty;

(g) a Secretary’s Certificate, duly executed by Borrower’s officers, including exhibits (with resolutions);

(h) payment to Lender of the Third Amendment Fee in the amount of $45,000;

(i) payment of Lender Expenses incurred through the date of this Amendment; and

(j) such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

XACTLY CORPORATION

By:	/s/ Christopher W. Cabrera
Name:	Christopher W. Cabrera
Title:	President and Chief Executive Officer

WF FUND IV LIMITED PARTNERSHIP (c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV)

By:	/s/ Mark Usher
Name:	Mark Usher
Title:	Partner

Exhibit B-3

Form of Promissory Note

(Term II Loan)

HOLDER OF THIS SECURED TERM PROMISSORY NOTE ACKNOWLEDGES THAT SUCH NOTE IS JUNIOR IN PRIORITY TO SILICON VALLEY BANK PURSUANT TO A SUBORDINATION AGREEMENT BETWEEN SILICON VALLEY BANK AND WELLINGTON FINANCIAL LP, AS AMENDED FROM TIME TO TIME

SECURED TERM II PROMISSORY NOTE

$3,000,000	Date: January , 2014

FOR VALUE RECEIVED, XACTLY CORPORATION, a corporation duly organized and validly existing under the laws of Delaware (the “Borrower”) hereby promises to pay to the order of WF FUND IV LIMITED PARTNERSHIP (c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND IV) or the holder of this Note (the “Lender”) at such place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Three Million Dollars ($3,000,000), together with interest at the rate as set forth in the Loan Agreement (defined below).

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated May 31, 2013, by and between Borrower and Lender, as amended by that certain First Amendment to Loan and Security Agreement, dated as of June 28, 2013, that certain Second Amendment to Loan and Security Agreement, dated as of August         , 2013, and that certain Third Amendment to Loan and Security Agreement, dated of even date herewith (the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Financing Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note. Reference to the Loan Agreement shall not affect or impair the absolute and unconditional obligation of the Borrower to pay all principal and interest and premium, if any, under this Promissory Note upon demand or as otherwise provided herein

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

XACTLY CORPORATION

By:
Title:
Name:

EXHIBIT C

Trademarks

Description	Registration/ Serial Number	Registration/ Application Date
Xactly	3336124 /78593317	3/25/2005

Comp Cloud	85891201	3/30/2013

Hit Quota	85912179	4/23/2013

Xactly	86120699	11/15/2013
Incent Right	4436609/85938903	5/21/2013